As Filed With The U.S. Securities and Exchange Commission on August 8, 2002 Registration No. 333-_____

                    U. S.  SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM SB-2


             Registration Statement Under the Securities Act of 1933
                           MATERIAL TECHNOLOGIES, INC.
                         (Name of Small Business Issuer)



       Delaware                          1057                     95-4622822
----------------------------  -----------------------------  ------------------
(State  or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification Code)     Identification No.)


                           11661 San Vicente Boulevard
                                    Suite 707
                          Los Angeles, California 90049
                                  310-208-5589
               (Address and telephone number of principal office)

                  _____________________________________________
                  Robert M. Bernstein, Chief Executive Officer
                          11661 San Vicente Boulevard
                                    Suite 707
                          Los Angeles, California 90049
                                  310-208-5589
            (Name, address and telephone number of agent for service)
                  ____________________________________________
                                   COPIES TO:
                       Law Office of Gregory Bartko, P.C.
                              Gregory Bartko, Esq.
                                 3475 Lenox Road
                                    Suite 400
                             Atlanta, Georgia  30326
                            404-238-0550 (telephone)
                            404-238-0551 (facsimile)
                 ______________________________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION  8(A),  MAY  DETERMINE.

                         CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED
                                                PROPOSED MAXIMUM   MAXIMUM
TITLE  OF  EACH  CLASS  OF       AMOUNT  TO     OFFERING PRICE     OFFERING
SECURITIES  TO BE REGISTERED     BE REGISTERED  PER SHARE(1)       PRICE(1)     FEE
------------------------------  -------------  --------------    -----------  ---------
Common  stock,  par
value $.001 per share            8,632,301      $0.0475           $410,034     $37.75
offered by selling shareholders                                  ===========  =========

 Total                                                            $410,034     $37.75


(1)   Estimated  solely  for  the  purpose  of  calculating the registration fee pursuant  to  Rule  457  of  the  Securities  Act. Offering price is calculated using the best bid and asked prices of the registrant's common stock as quoted on the Electronic Bulletin Board maintained by the NASD on July 30, 2002.




                                TABLE OF CONTENTS
                                                                       Page  No.
                                                                       --------

         Prospectus  summary                                               2
         Risk  factors                                                     4
         Cautionary  note  regarding  forward-looking  statements          5
         Use  of  proceeds                                                 6
         Dividend  policy                                                  6
         Dilution                                                          6
         Selected  financial  data                                         6
         Management's  discussion  and  analysis of financial condition
           and  results  of  operations                                    7
         Business                                                          9
         Management                                                       13
         Certain  transactions                                            17
         Principal  stockholders                                          18
         Selling  shareholders                                            19
         Description  of  securities                                      24
         Plan  of  distribution  for  selling  shareholders               24
         Legal  matters                                                   26
         Experts                                                          26
         Index  to  financial  statements                                 F-1

PROSPECTUS
                  SUBJECT TO COMPLETION, DATED AUGUST 8, 2002

                          MATERIAL TECHNOLOGIES, INC.
                             Shares of Common Stock
                                (par value $.001)

     We are registering 8,632,301 shares of our common stock, par value, $.001 per share, for resale by certain selling shareholders, under this prospectus. We will not receive any of the proceeds from the resale of the shares of common stock by the selling shareholders. Our common stock is quoted on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "MTEY."

     The expenses of this registration statement, estimated to be approximately $10,537.50, will be paid by us. Expenses of resale of the common stock, such as commissions or discounts, are being paid by the selling shareholders on a pro rata basis.

      Bid and asked prices for our common stock as quoted on the Electronic Bulletin Board at the date of this prospectus were $.035 and $.06, respectively.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This investment involves a high degree of risk. Please see the risk factors beginning on page 7 of this prospectus to read about factors you should consider before purchasing any of our shares of common stock. You should purchase our common stock only if you can afford a complete loss of your investment.

     Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                  The date of this prospectus is August 8, 2002

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS, WHICH ARE AN INTEGRAL PART OF THIS PROSPECTUS.

OUR  BUSINESS

     We are engaged in research and development of metal fatigue detection, measurement, and monitoring technologies. We are a development stage company doing business as Tensiodyne Scientific Corporation.

     Our efforts are dedicated to developing devices and systems that indicate the presence of very small cracks and the true fatigue status of a metal component. To date, we have developed two products. The first is a small, extremely simple device that continuously monitors fatigue life in a structural member. It is called a "Fatigue Fuse." The second is an instrument that is expected to detect very small cracks and is intended to determine crack growth rates and measure the amount of fatigue life remaining in an existing structural member. Both devices are pioneering technology in the metal fatigue field that stand as cutting-edge solutions. Both of these products are patented.

CORPORATE  BACKGROUND

     We were formed as a Delaware corporation on March 4, 1997. We are the successor to the business of Material Technology, Inc., a Delaware corporation, also doing business as Tensiodyne Scientific, Inc., which was the successor to the business of Tensiodyne Corporation that began developing the Fatigue Fuse in 1985. Our two corporate predecessors, Tensiodyne Corporation andMaterial Technonogy, Inc, were engaged in developing and testing the Fatigue Fuse and, beginning in 1993, developing the EFS.

     This prospectus registers 8,632,301 shares of our common stock for resale by the selling shareholders.

     Our principal executive office is located at 11661 San Vicente Boulevard, Suite 707, Los Angeles, California 90049. Our telephone number is (310) 208-5589 and our fax number is (310) 473-3177. Our website can be accessed at www.matechcorp.com.

                      SUMMARY FINANCIAL DATA

     The following table summarizes the financial data of our business. This information is qualified by reference to, and should be read together with, the historical financial data for the periods ended December 31, 2001 and 2000, and for the period ended March 31, 2002, and should be read in conjunction with our audited financial statements included elsewhere in this prospectus. The historical financial data as of December 31, 2001 and 2000 is derived from and should be read in conjunction with our audited financial statements included elsewhere in this prospectus. The data presented below should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes appearing elsewhere in this prospectus.




                                               (UNAUDITED)                       YEARS
                                           THREE MONTHS ENDED                    ENDED
                                                MARCH 31,                      DECEMBER 31,
                                               -----------                    ------------
                                           2001           2002            2000           2001
                                       ------------  --------------  --------------  ------------
Operating Data:

   Income from Contracts. . . . . . .  $   264,760   $     330,809   $     635,868   $ 1,579,823

   Net Income (Loss). . . . . . . . .  $  (463,984)  $    (260,856)  $    (459,129)  $(2,432,638)

Net Income (Loss) Per Share:

   Basic. . . . . . . . . . . . . . .  $     (0.02)  $       (0.01)  $       (0.02)  $     (0.07)

Weighted Average Shares
   Outstanding:

   Basic. . . . . . . . . . . . . . .   27,685,389      44,819,027      18,900,019    33,640,393


                                            March 31,       March 31,     December 31,  December 31,
                                              2001            2002            2000          2001

Balance Sheet Data:

   Working Capital (Deficit). . . . .  $  (448,226)  $     (45,030)  $    (403,117)  $  (178,611)

   Total Assets . . . . . . . . . . .  $   237,221   $     719,470   $     108,776   $   516,745

   Net Stockholder's Equity (Deficit)  $  (772,424)  $    (376,983)  $    (735,078)  $  (680,384)



                                  RISK FACTORS

     The purchase of our securities involves a high degree of risk. Accordingly, each prospective purchaser, before investing in the shares, should carefully read this prospectus in its entirety and should consider the following risks and speculative features inherent in and affecting this offering and our business, as well as general investment risks. An investment in our securities should be made only by persons who can afford an investment involving such risks and is suitable only for persons able to sustain the loss of their entire investment.

HISTORY OF LOSSES; ACCUMULATED DEFICIT; WORKING CAPITAL DEFICIENCY

     We  have  incurred  losses  of  $459,129 and $2,432,638 for the years ended
December 31, 2000 and 2001, respectively. We also expect losses from our operations to continue in the future. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business and the competitive environment in which we operate. Unanticipated delays, expenses and other problems such as setbacks in research and development or product development and market acceptance are frequently encountered in connection with the expansion of a business. As a result of the fixed nature of many of our expenses, we may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of our products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on our business, operations and financial condition. See "Need for Additional Financing; Likely Negative Cash Flow."

OUR AUDITORS HAVE ISSUED THEIR AUDIT REPORT WITH AN EMPHASIS OF MATTER IN THEIR OPINION THAT INDICATES THAT OUR FINANCIAL STATEMENTS HAVE BEEN PREPARED WITH THE ASSUMPTION THAT WE WILL CONTINUE AS A GOING CONCERN.

     Our auditors have issued a report that accompanies our financial statements for the period ended December 31, 2001. A paragraph in their report discloses that our financial statements have been prepared assuming we would continue in business as a going concern, and that due to our limited capital resources, our auditors have raised a substantial doubt about our ability to continue as a going concern.

NO ASSURANCE OF PRODUCT DEVELOPMENT; NEED FOR ADDITIONAL RESEARCH AND DEVELOPMENT; MARKET UNCERTAINTY

     Our products are in the research, development, and testing stage. Unexpected problems, technological or specifications changes: (i) may make our technologies obsolete; (ii) may affect our products' overall feasibility; or
(iii) may delay completion and increase costs of research, development, and testing. The time required to bring one or both of our products to market is uncertain. Market acceptance of our products cannot be determined until product development is complete.

LIMITED CURRENT ABILITY TO MARKET OUR PRODUCTS

     Our operating results will depend on our ability to market our products. We have not yet established a direct sales force or distribution network. Failure to put into place an experienced and skillful marketing infra-structure, in a timely manner, could have a materially adverse impact upon our ability to bring our products to market and continue operating.

LACK  OF  EMPLOYEES

     We currently only have four employees, Robert M. Bernstein, President, a part-time engineer, a part-time vice president and a secretary. There is a substantial risk that we may not have funds to hire additional employees that may be needed to complete the development and marketing of our products. Without the ability to market products we have developed, our business and financial condition will be materially adversely affected.

DEPENDENCE  ON  MANAGEMENT  CONSULTANTS  AND  ADVISORS

     Our success largely depends on the performance of our president and chief executive officer, Robert M. Bernstein, and our independent consultants, and advisors. Failure to attract and retain key consultants, advisors, and employees with necessary skills could have a materially adverse impact on our ability to bring our products to market and continue operating. We have no written contracts with our advisors or any consultants. Our advisors serve without compensation other than our common stock that they have received. To date, these advisors have been willing to provide advice based on their expertise when needed, generally consisting of telephone conferences ranging from once a month to several times in a week. There is a risk that any one of our advisors will no longer be willing to advise us without compensation and that we will not have the funds to retain them. Loss of these advisors could seriously impair our ability to develop and market our products.

COMPETITION  FROM  OTHER  TECHNOLOGIES

     The metal fatigue measuring industry has significant competition. Other technologies exist which indicate the presence of metal fatigue damage. Single cracks larger than a certain minimum size can be found by non-destructive inspection methods such as dye penetrant, radiography, eddy current, acoustic emission, and ultrasonics. Tracking of load and strain history, for subsequent estimation of fatigue damage by computer processing, is possible with recording instruments such as strain gauges and counting accelerometers. These methods have been in use for up to 40 years and offer the advantage that they have been accepted in the marketplace, whereas our products will remain largely unproven for some currently indeterminable time. Other companies with greater financial and technical resources and larger marketing organizations than ours pose a potential threat if they commence competing in our market segment. We are unaware of any other companies developing technology similar to our technology and our patents protect our unique technologies. On the other hand, companies marketing alternative technologies addressing the same market needs as our products, include Magnaflux Corporation, Kraut-Kremer-Branson, Dunegan-Endevco, and MicroMeasurements. These companies have more substantial assets, greater experience, more human and other resources than ours, including but not limited to established distribution channels and an established customer base.

POSSIBLE LOSS OF OUR PATENTS AND PATENT PROTECTION COVERING OUR PRODUCTS, TO OUR SECURED LENDERS

     Our patents are encumbered by certain liabilities as described under the heading, "Business." If we fail to pay those obligations to our lenders when they become due, including obligations to Robert M. Bernstein, a principal shareholder, director and chief executive officer, we may lose the interests in our patents, resulting in a loss of patent protection covering our technologies and products, or certain rights to exploit the technology. Presently, we are not in default on any of our indebtedness secured by patents or out of compliance with any covenants of such indebtedness, but no assurances can be given that we will not be in default on some or all of our debt obligations in the future, which could then result in loss of our patents and our patent protection.


WE FACE RISKS THAT OUR PROPRIETARY RIGHTS ARE NOT ADEQUATELY PROTECTED OR ARE NOT SUPERIOR TO THOSE OF OUR COMPETITORS

      We rely on a combination of patent and trade secret protection, non-disclosure agreements, licensing arrangements and new patent filings to establish and protect our proprietary rights. We have in the past and intend in the future to file applications as appropriate for patents covering our products. Due to the increasing number of patent applications filed with the United States Patent and Trademark Office, we are uncertain as to if or when patents will issue from any of our pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect our technology and products. In addition, there is a possibility that any patents that may be issued could be challenged, invalidated or circumvented, or that the rights granted to us as owners of the patents will not provide proprietary protection to us. Since U.S. patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, there is a possibility that we may not be the first creator of inventions covered by such patents or pending patent applications or that we may not be the first to file patent applications for such inventions. Despite our efforts to safeguard and maintain our proprietary rights, we are uncertain as to whether we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies.

NEED  FOR  ADDITIONAL FINANCING; LIKELY NEGATIVE CASH FLOW OF OUR BUSINESS

     If we fail to raise additional funds necessary for research, development, and testing from either government grants, sale of securities, borrowings, or other sources, we will not have a product for a potential market and shareholders will have no possibility of any financial return or economic benefit from their ownership of our shares. Even if the necessary $5,000,000 is raised and research, development, and testing is completed, no assurance can be given that the results will establish that our products will be marketable. Moreover, no assurance can be given that our products can be produced at a cost that will make it possible to market them at a commercially feasible price. We are likely to have negative cash flow through at least December 31, 2002. Over the next 24 months, we anticipate that approximately $5,000,000 will be required to complete research and development of both products and market them. If we do not successfully raise these funds, we may be compelled to alter our business plan including a delay in the development and delivery of our products to the marketplace.

SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET, INCLUDING SHARES OFFERED BY THIS PROSPECTUS, COULD REDUCE THE VALUE OF YOUR INVESTMENT DUE TO THE INCREASE NUMBER OF SHARE IN THE MARKET.

     The sale of shares of our common stock in the public market could cause a reduction in the market price of our common stock. This prospectus covers the resale of 8,632,301 shares or approximately .056% of our issued and outstanding common stock at June 15, 2002. As of that date, we had 153,677,123 shares of common stock issued and outstanding. Any substantial resales of our common stock may result in the reduction of its market price, and as a result, a reduction in the value of your investment. Moreover, the perceived risk of dilution may cause other existing shareholders to sell their shares in the public market, which could contribute to the downward movement in the price of our common stock.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS DUE TO MANY FACTORS, INCLUDING A SUBSTANTIAL MARKET OVERHANG

     The market price of our common stock may be highly volatile and subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations, services, or affiliations or new products by us or our competitors, changes in financial estimates by securities analysts, lack of market acceptance of our products and services, or other events or factors, including the risk factors described herein. In addition, the stock market in general, and the technology stocks in particular, experience significant price and volume fluctuations that are often unrelated to a company's operating performance. Additionally, the sale of a substantial number of shares of common stock, or even the potential of sales in the public market following this offering, could cause a decrease in the market price for the common stock and make it more difficult for us to raise additional capital through the offer and sale of our common stock.

YOUR INVESTMENT MAY HAVE LIMITED LIQUIDITY IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP, OR IF DEVELOPED, THAT IT CONTINUE

     Your purchase of our common stock may not be a liquid investment because our common stock is only quoted on the Over-the-Counter Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. We are not eligible to seek a listing of our common stock on a national securities exchange, and our ineligibility to do so may impair our ability to develop a liquid and orderly market in our common stock. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock. We have no obligation to apply for quotation of our common stock on any national securities exchange. Factors such as our lack of earnings history, the absence of expectation of dividends in the near future, mean that there can be no assurance that an active and liquid market for our common stock will exist at any time, that a market can be sustained, or that investors in the common stock will be able to resell their shares. In addition, the free transferability of the common stock will depend on the securities laws of the various states in which it is proposed that a sale of the common stock be made.

WE HAVE IMPEDIMENTS TO RAISING ADDITIONAL FINANCING IN THE FUTURE

     Under agreements with the University of Pennsylvania to satisfy the debt due them in the amount of approximately $450,000, we must pay a percentage of amounts raised from financings, other than from government contracts. We must pay the University 30% of any such financing over $200,000. In addition, we are obligated to pay royalties totaling 12% on revenues received from the sale of the Fatigue Fuse and 10% of revenues received from sale of the EFS. These commitments are likely to increase the difficulty in finding third-party financing and decreases the net amount of any financing that we do obtain that can benefit our company. Underwriters and other financing sources are less likely to agree to finance our research and development if these amounts must be paid out rather than used for additional research and development.

OUR  ROYALTY  OBLIGATIONS

     In order to finance development of the Fatigue Fuse and Electrochemical Sensor, our corporate predecessors sold substantial royalty rights to other third-parties. As of the date of this Prospectus, we are obligated to pay royalties to these third-parties totaling 12% of revenues from sales of our Fatigue Fuse and 10% of revenues from sales of EFS. If these products are manufactured and sold, these royalty obligations will reduce our revenue from the sale of these products.

WE DO NOT PLAN TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FUTURE

     We do not expect to be able to pay dividends until we recover any losses that we may have incurred and we become profitable. We intend to retain our earnings to finance growth and expansion and for general corporate purposes. Any future declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock, and other factors deemed relevant by our board of directors. Holders of our preferred stock have the right to dividends declared with respect to the common stock on an as-converted basis.

THE TECHNOLOGIES WE USE AND HAVE DEVELOPED FOR OUR PRODUCTS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND COULD CAUSE US TO MAKE SIGNIFICANT CAPITAL INVESTMENT IN NEW TECHNOLOGIES AND EQUIPMENT

     The technologies we expect to use in our manufacturing and marketing of our products are subject to rapid technological change and could cause us to make significant capital investment in new technologies and equipment. Our market is characterized by rapid technological changes. Newer technologies, techniques or products for determining metal fatigue could be developed with better performance and results than our products. Developing new technologies for manufacture is frequently subject to unforeseen expenses, difficulties, and complications and, in some cases, such development cannot be accomplished. The availability of new and better metal fatigue testing technologies or other products could require us to make significant investments in technology, render our current technology obsolete and have a significant negative impact on our business and results of operations.

ROBERT M. BERNSTEIN, A PRINCIPAL SHAREHOLDER, A DIRECTOR AND OUR CHIEF EXECUTIVE OFFICER, CONTINUES TO CONTROL OUR AFFAIRS

     Our president and chief executive officer, Robert M. Bernstein, owns 100,000 shares of Class B stock, each of which has 1,000 votes per share, which represents 100,000,000 votes, and also owns 11,978,291 shares of our Class A common stock representing approximately 13% of the total outstanding shares of common stock. Thus, on any matter that is subject to a vote of our shareholders, Mr. Bernstein has votes equal to approximately 72.9% voting control of our outstanding voting stock. Mr. Bernstein overwhelmingly controls our direction and management. Our bylaws do provide for cumulative voting. Nevertheless, a minority shareholder will have no control over management and probably will be unable to elect any directors.

MR.  BERNSTEIN, ALSO IS SUBJECT TO A VARIETY OF CONFLICTS OF INTEREST

     Mr. Bernstein controls our operations as the majority shareholder, president, chief executive officer, and chairman of our board of directors. Mr. Bernstein may have a conflict of interest as a result of his position as a secured party on debt obligations we owe to him where we have pledged our patent rights as security for the repayment of loans Mr. Bernstein has made to us from time to time, which patent rights could be foreclosed upon in the event that we become in default on any debt obligations to Mr. Bernstein. Mr. Bernstein's right to foreclose means that, if our business fails, he could potentially profit by gaining personal control our technology. On the other hand, as a director, officer, and controlling shareholder, Mr. Bernstein owes a fiduciary duty to us and our shareholders to act in our best interests.

WE MAY BE TREATED AS A PSEUDO CALIFORNIA CORPORATION UNDER CERTAIN CIRCUMSTANCES

     Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors' standard of care and liability of directors for unlawful distributions. The law does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on the Nasdaq Stock Market if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of shareholders. It is currently anticipated that we may be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject us to
Section 708 of the California General Corporation Law, which mandates that shareholders have the right of cumulative voting at the election of directors.

CAUTIONARY  STATEMENTS  ABOUT  FORWARD-LOOKING  STATEMENTS

     Cautionary statement about some of the statements in this prospectus contain "forward looking statements", including statements regarding, among other items, our business strategies, projections, and anticipated trends in our business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, certain of which are beyond our control. We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including those factors described under "Risk Factors" and elsewhere herein. In light of these risks and uncertainties, there can be no assurance that any forward-looking information contained herein will in fact transpire or prove to be accurate. All subsequent written forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

IMPEDIMENTS TO RESALE OF OUR COMMON STOCK DUE TO CERTAIN PENNY STOCK REGULTIONS

     The U.S. Securities and Exchange Commission regulations generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For transactions covered by these rules, a broker-dealer must make a delivery, prior to any brokerage transaction, of a disclosure schedule relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker dealer and registered representative, current quotations for the securities, and, if the broker-dealer is the sole market maker in that security, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the customer's account and information on a limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of stockholders to sell our securities in the secondary market.

     USE  OF  PROCEEDS

     All shares of common stock being offered by this prospectus are being offered for resale by the selling shareholders. No proceeds of the sale of the shares will be received by us.

     DIVIDEND  POLICY

     We have not paid dividends and do not plan on paying dividends in the near future. Instead, we currently intend to retain any earnings for use in expanding our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future.

     MARKET  PRICE OF OUR COMMON STOCK

     Our common stock is traded on the Over-the-Counter Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc., under the symbol "MTEY." Such over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual transactions. The following chart shows the high and low bid prices per share per calendar quarter from January 2000, when we became eligible for price quotations on the Electronic Bulletin Board, to the end of our most recent calendar quarter:


                        HIGH BID PRICE      LOW BID PRICE
                     -------------------  ------------------
First Quarter 2000   $             2.875  $             .343
-------------------  -------------------  ------------------

Second Quarter 2000  $             1.437  $              .42
-------------------  -------------------  ------------------

Third Quarter 2000   $               .54  $              .22
-------------------  -------------------  ------------------

Fourth Quarter 2000  $              .312  $              .13
-------------------  -------------------  ------------------

First Quarter 2001   $               .23  $              .09
-------------------  -------------------  ------------------

Second Quarter 2001  $               .12  $              .08
-------------------  -------------------  ------------------

Third Quarter 2001   $               .22  $             .084
-------------------  -------------------  ------------------

Fourth Quarter 2001  $               .25  $              .10
-------------------  -------------------  ------------------

First Quarter 2002   $               .27  $              .10

------------------   -------------------   -----------------

Second Quarter 2002  $               .10  $              .07
-------------------  -------------------  ------------------

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

RESULTS  OF  OPERATIONS  FOR  THE  YEARS  ENDED  DECEMBER  31,  2001  AND  2000.

     In 2001, we received $1,579,823 under two subcontracts on programs with the U.S. Air Force for application engineering and enhancement of the EFS. Also in 2001, we accrued interest income relating to the non-recourse notes to from our president and a director amounting to $98,297. In 2000, we received $635,868 under two subcontracts on programs with the U.S. Air Force for application engineering and enhancement of the EFS. Also in 2000, we accrued interest income relating to the non-recourse notes from our president and a director amounting to $96,197.

     Costs  and  expenses

     Research and development costs were $1,284,928 for 2001 and $496,501 for 2000. Of the $1,284,928 and $496,501 incurred in 2001 and 2000, $1,069,671 and
$406,823 related to subcontractor costs, respectively. General and administrative costs were $2,725,548 for 2001 and $640,481 for 2000.

     In 2001, actual cash compensation paid to our president totaled $90,000. We also accrued $30,000 in additional compensation due him. We charged to operations $1,500,000 due to a reduction in the balance of the non-recourse promissory notes due in connection with the purchase of our common stock by the our president who is also a director. We issued 6,000,000 shares to our president during 2001, valued at $420,000, for past compensation due to him. Other expenses in 2001 included consulting fees of $225,363, legal fees of $209,486, accounting fees of $51,120, travel expenses of $42,092, office salaries of $36,225, office expense of $34,880, rent of $29,468, telephone expense of $13,838, and a write off of our $33,000 investment in Antaeus Research, LLC.

     The major costs in 2000 were officer's salary of $127,183, consulting fees of $127,512, legal fees of $197,322, accounting and auditing fees of $23,063, interest expense of $60,634, and travel expenses of $26,443.

RESULTS  OF OPERATIONS FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2002 AND 2001

     During the three-month period ended March 31, 2002, we generated approximately $330,809 under its research and development contracts as compared to $264,760 generated during the three-month period ended March 31, 2001.

     During the three-month periods ended March 31, 2002 and 2001, we incurred approximately $252,346 and $210,616, respectively, in development costs, all of which related to the above-indicated contracts.

     General and administration costs were $330,779 and $540,664, respectively, for the three-month periods ended March 31, 2002 and 2001. The major expenses incurred during the first quarter of 2002 consisted of consulting in the amount of $198,285, officer's salaries of $30,000, secretarial salary of $10,315, professional fees of $42,343, travel expenses of $8,622, and telephone expense of $8,671. Of the $198,285 incurred for consulting expenses, $168,900 was through the issuance of 1,689,000 shares of our common stock. Of the $42,343 incurred in professional fees, $17,500 was through the issuance of 175,000 shares of our common stock.

     The major expenses incurred during the three-month period ended March 31, 2001 consisted of officer's salary of $450,000, office salaries of $9,903, consulting fees of $5,998, professional fees of $43,636, telephone expense of $2,060, and travel expenses of $5,009. Officer's salary consists of $30,000 of accrued wages and the issuance of 6,000,000 shares of our common stock valued at $420,000 for the amount of accrued compensation for the years 1991 through 1995 payable to our president and chief executive officer, Mr. Bernstein. Interest credited to operations for 2002 and 2001 were $41,150 and $12,616, respectively. All interest income credited to operations has been accrued on non-recourse notes from our president and chief executive officer totaling $495,000.

LIQUIDITY  AND  CAPITAL  RESOURCES

     Cash and cash equivalents as of March 31, 2002 and 2001 were $302,716 and $781, respectively.

     During the first quarter of 2002, we received a total of $793,800, which consisted of $358,744 from our research and development contracts, $434,700 through the sale of 5,003,011 shares of our common stock and $356 in interest income. Of the $793,800 received, $554,219 was used in operations, $88,334 was incurred in the offering of the shares of common stock, and $23,000 was  advanced  to  our  president  and  chief  executive officer, Mr. Bernstein.

     During the first quarter of 2001, we received a total of $141,669, which consisted of $140,069 from our research and development contracts, and advances from our president an chief executive officer totaling $1,600. Of the $141,669 received, $137,142 was used in operations and $7,300 was advanced to our president and chief executive officer.


                                    BUSINESS

THE  FATIGUE  FUSE2THE  FATIGUE  FUSE

     The Fatigue Fuse is designed to be affixed to a structure to give warnings as pre-selected portions of the fatigue life have been used up (i.e., how far to failure the structure has progressed). It warns against a condition of widespread generalized cracking due to fatigue.

     The Fatigue Fuse is a thin piece of metal similar to the material being monitored. It consists of a series of parallel metal strips connected to a common base, much as fingers are attached to a hand. Each "finger" has a different geometric pattern called "notches" defining its boundaries. Each finger incorporates a design specific notch near the base. By applying the laws of physics to determine the geometric contour of each notch, the fatigue life of each finger is finite and predictable. When the fatigue life of a finger (Fuse) is reached, the Fuse breaks.

     By implementing different geometry for each finger in the array, different increments of fatigue life are observable. Typically, notches will be designed to facilitate observing increments of fatigue life of 10% to 20%. By mechanically attaching or bonding these devices to different areas of the structural member of concern, the Fuse undergoes the same fatigue history (strain cycles) as the structural member. Therefore, breakage of a Fuse indicates that an increment of fatigue life has been reached for the structural member. The notch and the size and shape of the notch concentrate energy on each finger. The Fuse is intimately attached to the structural member of interest. Therefore, the Fuse experiences the same load and wear history as the member.

     We believe that the Fatigue Fuse will be of value in monitoring aircraft, ships, bridges, conveyor systems, mining equipment, cranes, etc. No special training will be needed to qualify individuals to report any broken segments of the Fatigue Fuse to the appropriate engineering authority for necessary action. The success of the device is contingent upon our successful development and marketing of the Fatigue Fuse, and no assurance can be given that we will be able to overcome the obstacles relating to introducing a new product to the market. To determine its ability to produce and market the Fatigue Fuse, we need substantial additional capital and no assurance can be given that needed capital will be available.

     In a new structure, we generally assume there is no fatigue and can thus design the Fatigue Fuse for 100% of its life potential. But in an existing structure, one that experienced loading and wear, we must determine the fatigue status of that structural member so we can design the Fatigue Fuse to monitor the remaining fatigue life potential. The EFS is dedicated to that purpose.

THE  ELECTROCHEMICAL  FATIGUE  SENSOR  ("EFS")

     The EFS is a device that employs the principle of electrochemical/mechanical interaction to measure the state of fatigue damage in a metal structural member. It is expected to provide a means for determining the fatigue age of that member so that appropriate action (monitor, replacement, or repair) can be taken before structural failure occurs.

     The EFS functions by treating the location of interest (the target) associated with the structural member as an electrode of an electrochemical cell. To complete the electro-cellular reaction an electrolyte, in the form of a low corrosion gel, is placed in contact with the target. By imposing a constant voltage-equivalent circuit as the control mechanism for the electrochemical reaction at the target surface - current flows as a function of stress action. The EFS is always a dynamic process; therefore stress action is required, e.g. to measure a bridge structural member it is necessary that cyclic loads be imposed, as normal traffic on the bridge would do. The results are a specific set of current waveforms and amplitudes that is expected to characterize and report fatigue damage (age).

     Stress points are very often located in difficult-to-get-at places for humans. Therefore, it has become desirable to miniaturize the process and develop a means for delivery to inaccessible areas. The answer is borescope technology, that is currently unproven and being developed. We are highly dependent on this technology for much of its potential market.

DEVELOPMENT  OF  OUR  TECHNOLOGIES

     Status  of  the  fatigue  fuse

     The  development  and  application sequence for the Fatigue Fuse and EFS is
(a) basic research, (b) exploratory development, (c) advanced development, (d) prototype evaluation, (e) application demonstration, and (f) commercial sales and service. The Fatigue Fuse came first. The inventor, Professor Maurice Brull, conducted the basic research at the University of Pennsylvania. We conducted the advanced development, including variations of the adhesive bonding process, and fabricating a laboratory-grade remote recorder for finger separation events that constitute proper functioning of the Fatigue Fuse. The next step, prototype evaluation which encompasses empirical tailoring of Fuse parameters to fit the actual spectrum loading expected in specific applications, needs to be done. The associated tests include both coupon specimens and full-scale structural tests with attached Fuses. A prototype of a flight qualifiable operational separation event recorder was designed, fabricated, and successfully demonstrated. The next tasks will be to prepare a mathematical analysis for more efficient selection of Fuse parameters and to conduct a comprehensive test program to prove the ability of the Fatigue Fuse to accurately indicate fatigue damage when subjected to realistically large variations in spectrum loading. The final tasks prior to marketing will be an even larger group of demonstration tests.

     The Fatigue Fuse is at its final stages of testing and development. To begin marketing, the Fuse will take from 6 to 12 months and cost approximately $600,000, including technical and beta testing and final development. If testing, development, and marketing are successful, we estimate we should begin receiving revenue from the sale of the Fatigue Fuse within a year of receiving the $600,000. However, we cannot estimate the amount of revenue that may be realized from sales of the Fuse, if any.

     To date, certain organizations have included our Fatigue Fuse in test programs. We have already completed the tests for welded steel civil bridge members conducted at the University of Rhode Island. In 1996, Westland Helicopter, a British firm, tested the Fatigue Fuse on Helicopters. That test was successful with the legs of the Fuses failing in sequence as predicted.

Status  of  the  EFS

     The existence and size of very small cracks can be determined by EFS, and in this regard it appears superior in resolution to other current non-destructive testing techniques. It has succeeded in regularly detecting cracks as small as 40 microns in a titanium alloy, in a laboratory environment, as verified by a scanning electronic microscope, and is probably capable of detecting cracks down to 10 microns. This is much smaller than the capability of any other practical non-destructive testing method for structural components. There is also a vast body of testing supporting successful use of this technology with selected aluminum alloys.

     However, additional testing is required to verify EFS' crack detection capabilities under variable amplitude environments which are more representative of actual structures in the field, like a highway bridge or aircraft fuselage. It is also believed that for the first time it is possible to conduct the fatigue appraisal of steel structural members without requiring any knowledge of past loading history. Until additional tests are completed and these capabilities verified, we cannot assure that this technology will be successful.

GOVERNMENT  CONTRACT  FUNDING

     In August 1996, we executed an agreement entitled, "Teaming Agreement," with Southwest Research Institute (SWRI) and the University of Pennsylvania (the "Team") for research and development efforts. On February 25, 1997, SWRI was awarded from the United States Air Force a $2.5 million Phase I contract to determine the feasibility of the EFS to improve the U.S. Air Force capability to perform durability assessments of military aircraft, including air frames and engines through the application of the EFS to specific military aircraft alloys. Our share of this award was approximately $550,000. On June 18, 1998 Universal Technology Corporation (UTC) a new Matech associate was awarded a second contract in the amount of $2,061,642 to "determine the applicability of the EFS to improve the U. S. Air Force capability to perform durability assessments of military aircraft, including both air frames and engines through the application of the EFS to specific military aircraft alloys." Matech's share of this award was approximately $538,000. On February 5, 1999, a third contract in the amount of $2,000,000 was awarded to UTC to continue and expand the efforts for turbine engines. Matech's directly subcontracted share was approximately $382,000. A fourth contract was awarded to UTC on November 3rd, 2000 in the amount of ____ to continue the borescope and EFS technologies, as well as alternate means of fatigue sensing. Matech's directly subcontracted share is approximately $700,000. Accordingly, over the last 4 years approximately $8.5 million was awarded to research and develop the EFS. The results of this research are encouraging and provide a basis for us and our research partners to obtain additional funding. No assurance can be given, however, that such funding will be received.

COMMERCIAL  MARKETS FOR OUR PRODUCTS AND TECHNOLOGIES

     No commercial application of our products has been arranged to date, but the technology has matured to a point where we believe it can be applied to certain markets. Our technology is applicable to many market sectors such as bridges and aerospace as well as ships, cranes, power plants, nuclear facilities, chemical plants, mining equipment, piping systems, and "heavy iron."

APPLICATION  OF  OUR  TECHNOLOGIES  FOR  BRIDGES

     In the U.S. alone there are more than 610,000 bridges of which over 260,000 are rated by the Federal Highway Administration as requiring major repair, rehabilitation, or replacement. Although there are normal business imperatives, the market is essentially macro-economically and government policy driven. In our opinion, "only technology can provide the solution." The need for increased spending accelerates significantly each year as infrastructure ages. Analysis by infrastructure economic experts, including the Federal Highway Administration, confirms that $9 billion per year, for bridges alone, is the minimum amount required to maintain the status quo. Since that amount has not been available, and a backlogged repair bill of more than $358 billion has already accrued. In the 1991 ISTEA initiative (Intermodal Surface Transportation and Efficiency Act) and recently in the $200 billion 1998 TEA-21 initiative (Transportation Equity Act) Bridge Management Systems have been mandated as a matter of policy.

OUR  PATENT  PROTECTIONS

     We are the assignee of four patents originally issued to Tensiodyne Corporation. The first was issued on May 27, 1986, and expires on May 27, 2003. It is titled "Device for Monitoring Fatigue Life" and bears United States Patent Office Numbers 4,590,804. The second patent, titled "Method of Making a Device for Monitoring Fatigue Life" was issued on February 3, 1987 and expires February 3, 2004, United States Patent Office Number 4,639,997. The third patent, titled "Metal Fatigue Detector" was issued on August 24, 1993 and expires on August 24, 2010, United States Patent Number 5,237,875. The fourth patent, titled "Device for Monitoring the Fatigue Life of a Structural Member and a Method of Making Same," was issued on June 14, 1994 and expires on June 14, 2011, United States Patent Number 5,319,982. In addition, we own a fifth patent, titled "Device for Monitoring the Fatigue Life of a Structural Member and a Method of Making Same," which was issued June 20, 1995, United States Patent Number 5,425,274, and expires June 20, 2012.

DISTRIBUTION  OF  OUR  PRODUCTS

     Subject to available financing, we intend to exhibit the Fatigue Fuse and the Electrochemical Fatigue Sensor at various aerospace trade shows and intend to also market our products directly to end users, including aircraft manufacturing and aircraft maintenance companies, crane manufactures and operators, certain state regulatory agencies charged with overseeing bridge maintenance, companies engaged in manufacturing and maintaining large ships and tankers, and the military. Although we intend to undertake marketing, dependent on the availability of funds, within and without the United States, no assurance can be given that any such marketing activities will be implemented.

COMPETITION

     Other technologies exist which measure and indicate fatigue damage. Single cracks larger than a minimum size can be found by nondestructive inspection methods such as dye penetrant, radiography, eddy current, acoustic emission, and ultrasonics. Tracking of load and strain history, to subsequently estimate fatigue damage by computer processing, is possible with recording instruments such as strain gauges and counting accelerometers. These methods have been used for 40 years and also offer the advantage of having been accepted in the market, whereas our products remain largely unproven. Companies marketing these alternate technologies include Magnaflux Corporation, Kraut-Kermer-Branson, Dunegan-Endevco, and Micro Measurements. These companies have more substantial assets, greater experience, and more resources than ours, including, but not limited to, established distribution channels and an established customer base. The familiarity and loyalty to these technologies may be difficult to dislodge. Because we are still in the development stage, we are unable to predict whether our technologies will be successfully developed and commercially attractive in potential markets.

EMPLOYEES

     We have four employees, Robert M. Bernstein, our president and chief executive officer, a secretary, one part-time engineer and one part-time government contract advisor. In addition, we retain consultants for specialized work such as an accountant who oversees our government contracts.

OUR  FACILITIES

     We lease an office at 11661 San Vicente Blvd., Suite 707, Los Angeles, California, 90049. The space consists of 830 square feet and will be adequate for our current and foreseeable needs. The total rent is $2,348 per month and expires on June 1, 2002. Effective as of June 1, 2002, we entered into a short extension of this facilities lease, which permits us to remain in our facility at the same cost until December 31, 2002. In addition, we have obtained an addendum to our facilities lease that gives us the right to extend the lease through June 30, 2003 without additional increases in cost.

LEGAL  PROCEEDINGS

     We are not presently involved in any legal proceedings that, in our opinion, might have a material effect on our operations.

TRANSFER  AGENT

     The transfer agent for our securities is Interwest Transfer Company, Inc., 1981 E. 4800 South, Ste. 100, Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

WHERE  YOU  CAN  FIND  ADDITIONAL  INFORMATION  ABOUT  US

         We have filed with the U.S. Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

     The registration statement, including all amendments, exhibits and schedules, may be inspected without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549. Copies of this material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington, DC. 20549. The public may obtain information on the operations of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The U.S Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) through which the registration statement and other information can be retrieved.

         We are subject to the reporting and other requirements of the Securities Exchange Act and intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

                              MANAGEMENT

EXECUTIVE  OFFICERS  AND  DIRECTORS

     The name, age, office, and principal occupation of our executive officers and directors and certain information relating to their business experience as of August 8, 2002, is set forth below:


NAME                    AGE     POSITION
----                    ---     --------

Robert  M.  Bernstein   67     President, Chief Executive Officer, Chairman of
                               the  Board

Joel  R.  Freedman      42     Secretary,  Treasurer,  Director

Dr.  John  Goodman      68     Chief  Engineer,  Director

William  Berks          71     Vice  President  of  Government  Projects

     ROBERT M. BERNSTEIN---is our president, chief executive officer, and the chairman of the board of directors, and has served in each of those capacities since October 1988. Mr. Bernstein received a Bachelor of Science degree from the Wharton School of the University of Pennsylvania in 1956. From August 1959 until his certification expired in August 1972, he was a certified public accountant licensed in Pennsylvania. From 1961 to 1981, he was a consultant specializing in mergers, acquisitions, and financing. From 1981 to 1986, Mr. Bernstein was chairman and chief executive officer of Blue Jay Enterprises, Inc. of Philadelphia, PA., an oil and gas exploration company. In December 1985, Mr. Bernstein formed a research and development partnership for Tensiodyne, and assisted in locating funding of approximately $750,000 for research on the Fatigue Fuse.

     JOEL R. FREEDMAN---is our secretary/treasurer and a director Mr. Freedman has acted as our secretary and treasurer since 1989. From 1983, he was president of Genesis Advisors, Inc., an investment advisory firm in Bala Cynwyd, Pennsylvania and since January 1, 2000, he has been a senior vice president of PMG Capital Corp., a securities brokerage and investment advisory firm in West Conshohocken, Pennsylvania. His duties with PMG Capital require a full time commitment from him, so he acts as our secretary and treasurer only on a part time, as needed basis. Accordingly, he does not take part in our daily activities.

     DR. JOHN W. GOODMAN---is our chief engineer and a director. Dr. Goodman is retired from TRW Space and Electronics and was formerly chairman of the Aerospace Division of the American Society of Mechanical Engineers. Dr. Goodman holds a Doctorate of Philosophy degree in Materials Science that was awarded with distinction by the University of California at Los Angeles in 1970. In 1957, he received a Masters of Science degree in Engineering Mechanics from Penn State University and in 1955 he received a Bachelor of Science degree in Mechanical Engineering from Rutgers University. From 1972 to 1987, Dr. Goodman was with the U. S. Air Force as lead Structural Engineer for the B-1 aircraft, Chief of the Fracture and Durability Branch, and Materials Group Leader, Structures Department, Aeronautical Systems Center, Wright-Patterson Air Force Base. From 1987 to December 1993, he was on the Senior Staff, Materials Engineering Department of TRW Space and Electronics. Dr. Goodman has been Chief Engineer for Development of our products since May 1993. Since June, 1998, Dr. Goodman has consulted for us on a part time basis.

     WILLIAM BERKS---is our vice-president of government projects. Mr. Berks retired from TRW, Inc. in November 1992 where he was employed for 26 years. Mr. Berks has served in the capacity of our vice-president of operations since leaving TRW in November 1992. His last assignment was as a project manager in the Advanced Systems Division of TRW's Space and Technology Group. He managed the Structures and Mechanism Subsystem of the Universal Test Bed Project, which is a three axis stabilized advanced bus for large geostationary satellites. In a collateral assignment, he was responsible for planning a building and its equipment for the National Space Program Office of Taiwan, Republic of China, for the design, assembly, integration and test of small three axis spacecraft and each of their subsystems, and manpower planning for a spacecraft program. Recently he was the Chief Mechanical Engineer for the Space and Technology Group's commercial satellite operations. He served six years as Manager of the Mechanical Design Laboratory, the engineering design skill center for the design and development of spacecraft mechanical systems, which had as many as 350 individuals. For ten years he was Manager of the Advanced Systems Design Department, which was responsible for mechanical systems design for all spacecraft project. Mr. Berks was Assistant Project Manager for Mechanical Subsystems for a major spacecraft program, which included preparation of plans, specifications and drawings, supervision of two major subcontracts, and responsibility for flight hardware fabrication and testing. Mr. Berks has also managed independent research and development projects (antennas, materials, solar arrays) and holds six patents. He has over 30 years of experience in spacecraft mechanical systems engineering.

OUR  ADVISORY  BOARD

     Since 1987, we and our corporate predecessors, have had an advisory board consisting of senior experienced businessmen and technologists, most of whom are nationally prominent. These individuals consult with us on an as needed basis. Members of the advisory board serve at will, but have not received any compensation for their services on the advisory board and there is no current plan to compensate advisory board members. The advisory board advises us on technical, financial, and business matters and may in the future be compensated for these services. A biographical description of the members of the advisory board is as follows:

     ADM. ROBERT P. COOGAN, USN (RET.) --- Robert P. Coogan retired from a distinguished naval career spanning 40 years during which he held numerous posts including: Commander U.S. Third Fleet, Commander Naval Air Force - U.S. Pacific Fleet, Commandant of Midshipmen - U.S. Naval Academy, and Chief of Staff - Commander Naval Air Force - U.S. Atlantic Fleet. From 1980 to 1991, he was with Aerojet General Company and served as Executive Vice President of Aerojet Electrosystems Co. from 1982-1991. He has his B.S. in Engineering from the U.S. Naval Academy and M.A. in International Affairs from George Washington University.

     ROBERT F. CUSHMAN, ESQ. Mr. Cushman is a partner in the Philadelphia office of Pepper Hamilton LLP, and is also the permanent chairman of the Andrews Conference Group Construction Super Conference, and is the organizing chairman of the Forbes Magazine Conferences on Worldwide Infrastructure Partnerships, Rebuilding America's Infrastructure Conference, Alternative Dispute Resolution, the Forbes/ Council of the Americas Latin American Marketing Conference and the Forbes Environmental Super Conference.

     CAMPBELL LAIRD Mr. Laird received his Ph.D. degree in 1963 from the University of Cambridge. His Ph.D. thesis title was "Studies of High Strain Fatigue." He is presently professor and graduate group chairman in the Department of Materials, Science & Engineering at the University of Pennsylvania. Dr. Laird's research has focused on the strength, structure, and fatigue of materials, in which areas he published in excess of 250 papers. He is a co-inventor of the EFS.

     T. Y. LIN Mr. Lin graduated from Tangshan College, Jiaotong University, and received a M.S. degree in Civil Engineering from the University of California at Berkeley. Since 1934, he has taught and practiced civil engineering in China and the United States and planned and designed highways, railways, and over 1,000 bridges and buildings in Asia and the Americas. He is known as Mr. Prestressed Concrete in the United States, having pioneered both the technology and industry in the 1950s. Mr. Lin has authored and co-authored three textbooks in structural engineering and more than 100 technical papers. Mr. was the founder of T.Y. Lin International that provides design and analysis for all types of concrete and steel structures and pioneered the design of long-span structures, prestressing technology, and new design and construction methods over the past 40 years.

     Y. C. YANG Mr. Yang is a pioneer in "value engineering" which optimized many projects with economic te-designs. He is a recipient of the 1988 Jiaotong University Outstanding Alumnus Award, a citation from Engineering News Record, and the ACI Mason Award. With their partnership dating back to wartime China in the early 1940s, Mr. Lin and Mr. Yang established their international stature in the United States over the five decades that followed. In 1992, they formed the San Francisco, CA headquartered firm, Lin Tung-Yen China, Inc., to continue their tradition of excellence and innovation in structural and civil engineering and to serve as a bridge between East and West. The firm serves its clients through various tasks, ranging from planning and designs to construction management and the introduction of financing.

     THOMAS V. ROOT Mr. Root is president and chief executive officer of Optim Incorporated, a company that develops, manufactures, markets, sells and services flexible endoscopic products and solutions to medical and industrial markets. Optim Incorporated is ISO 2001certified and also manufactures and markets a complete line of industrial fiberscopes to serve the remote inspection needs of aerospace, transportation, energy generation, law enforcement, and school security markets. Mr. Root has had 25 years of experience in all methods of nondestructive testing and was an NDT, Level III, member of the American Society for Nondestructive Testing Educational Council and Level III question committee. Mr. Root's career began at General Dynamics in 1972 and after serving in the nondestructive test engineering and education departments he joined technical operations as manager of Technical Services in 1976. In 1978, Mr. Root co-founded Northeast NDE Company, a private distribution and service company committed to providing products and services for the development of nondestructive testing applications. After completing a sale transaction to Northeast NDE's treasurer in 1990, Mr. Root founded Valtec Systems, a private firm, for the development and distribution of specialty nondestructive testing systems. In early 1996, he sold Valtec and became vice-president of operations and general manager of the industrial products company of Applied Fiberoptics, Inc., the predecessor of Optim Inc. In 1997, he became the chief executive officer of Optim, Inc.

     SAMUEL I. SCHWARTZ Mr. Schwartz is presently president of Sam Schwartz Co., consulting engineers, primarily in the bridge industry. Mr. Schwartz received his B. S. degree in Physics from Brooklyn College in 1969, and his Masters degree in Civil Engineering from the University of Pennsylvania in 1970. From February 1986 to March 1990, he was the chief -- engineer/first deputy commissioner, New York City Department of Transportation and from April, 1990, to the present, acted as a director of the Infrastructure Institute at the Cooper Union College, New York City, New York. From April, 1990 to 1994, Mr. Schwartz was a senior vice-president of Hayden Wegman Consulting Engineers, and is a columnist for the New York Daily News.

     NICK SIMIONESCU. Mr. Simionescu joined HNTB in 1974, one of the largest consulting engineering companies in the world, and is currently vice-president, director of business development in the New York City Office. He has over 37 years of management, construction, design, inspection and detailing experience. Mr. Simionescu is very familiar with the New York City infrastructure. For nearly 28 years he has been working in New York City, primarily on projects with the New York City Department of Transportation and New York State Department of Transportation Regions 10 and 11. His projects have included management of the inspections of the Williamsburg, Brooklyn, Triborough, Manhattan, and Queensboro bridges. Additionally, he has been the project manager of bridge inspection for many other arterial and local bridges throughout New York. Mr. Simionescu's responsibilities with HNTB have involved a variety of national and international projects. He has been the senior structural designer and manager of bridges in South Carolina, Rhode Island, Malaysia and Florida.

     LIEUTENANT GENERAL JOE N. BALLARD. General Ballard is retired from the United States Army and has served as president and chief executive officer of The Ravens Group, Inc., a business development, consulting, and executive level leadership service company, since March 2001. He received his MS in Engineering Management from the University of Missouri, BS in Electrical Engineering from Southern University, and he is a registered professional engineer. He served as Commanding General, US Army Corps of Engineers from 1996 until 2000, Chief of Staff, US Army Training and Doctrine Command, from 1995 until 1996, Commander of the US Army Engineer Center in Missouri from 1993 until 1995, Director of the Total Army Basing Study at the Pentagon from 1991 until 1993, and he was Commander of the 18th Engineering Brigade in Germany from 1988 until 1990. General Ballard has received many honors including the Deans of Historical Black Colleges and Minority Institutions Black Engineer of the Year in 1998, Honorary Doctorate of Engineering from the University of Missouri in 1999, Honorary
Doctorate of Law L.L.D. from Lincoln University in 1998, Honorary Doctorate of Engineering from Southern University in 1999, and Fellow of the Society of American Military Engineers in 1999.

      HENRYKA HANES. Ms Hanes is the founder and president of H. MANES & ASSOCIATES, the first consulting firm to specialize in enabling environmental technology Companies reach their next level of growth through exporting. Established in 1999, HMA is a boutique-consulting firm that works closely with clients through the entire process of exporting from assessing their technologies in relationship to the international markets; to developing a suitable export strategy; identifying viable potential partners; assisting in raising capital; interfacing in partnership negotiations; introducing clients to political decision-makers and business peers; and providing guidance until complete implementation of the export plan.

DIRECTORS'  COMPENSATION

       Our president and chief executive officer, Robert Bernstein, received shares of our common stock in conjunction with certain activities associated with his services as chief executive officer and our operations. Mr. Bernstein did not receive such compensation for his activities as a director, rather as employee compensation. Our non-employee directors may receive reimbursement for their out-of-pocket expenses for attendance at each meeting of the board of directors or any committee of the board of directors. We anticipate that our directors will meet at least once each year. No directors' fees or compensation is paid to our non-employee directors.

BOARD  COMPOSITION

     Our board of directors consists of at least three members who each serve as directors for one-year terms. Terms for each of our directors expire at the annual meeting next ensuing. There are no family relationships among any of our directors, officers or key employees. Each director holds office until their successor is duly elected and qualified. Vacancies in the office of any director may be filled by a majority vote of the directors then in office. One or more of our outside directors will serve as members of both committees.

     Our president and chief executive officer is appointed by our board of directors, and all of our other executive officers are appointed by the president and chief executive officer.

     Holders of our class B preferred stock shall have one vote per share and shall be entitled by class vote to elect one director and to vote, as a class, on removal of any director so elected. Otherwise, holders of our class B preferred stock shall not have the right to vote as a class on any matter.

EXECUTIVE  COMPENSATION

         The following table sets forth the total compensation paid to our chief executive officer, Robert M. Bernstein for each of the last three fiscal years. We have no employment agreements with any executive officer.

                             EXECUTIVE COMPENSATION




                                                        Other
                                                        Annual     All Other                        All other
Name and                                                Compen-  Restricted                LTIP     compen-
Principal                      Salary      Bonus        sation    Stock       Options     Payout    sation
Position           Year        ($)           ($)        ($)      Awards ($)   (SARs (#)     ($)       ($)
---------------  --------  ------------  -----------  -------  -----------  ----------  -----------  ---------------------
Robert M.          1999      $150,000        $--        $--        $--         $--          $--      $        --
Bernstein CEO      2000      $120,000        $--        $--    $  4,183(1)      --          $--      $        --
                   2001      $120,000        $--        $--    $420,000(2)      --          $--      $1,395,000(3)
---------------  --------  ------------  -----------  -------  -----------  ----------  -----------  ---------------------

John W. Goodman    1999      $23,384         $--        $--    $ 11,700(4)       --         $--       $       --
Director and       2000      $26,614         $--         --     $    --          --         $--       $       --
Engineer           2001      $23,076         $--         --    $ 50,500(5)       --         $--       $       --

==========================================================================================================================


(1) In 2000, the Corporation issued to Mr. Bernstein, as escrow holder, 4,183,675 shares of its common stock, in part, for future compensation and subject to restrictions. We have included the par value of the shares issued in Mr.
     Bernstein's 2000 compensation amounting to $4,183.

(2)  In 2001, we issued Mr. Bernstein 6,000,000 shares for past compensation.
     We valued these shares at $420,000.

(3) In 2001, we reduced the obligation from Mr. Bernstein to us on a non-recourse promissory note relating to the issuance of 4,650,000 shares of common stock from $1,855,350 to $460,350.

(4)  In 1999, we issued Mr. Goodman 142,000 shares of restricted common stock.
     These shares were valued at $11,700.

(5)  In 2001, we issued Mr. Goodman 800,000 shares of restricted common stock.
     These shares were valued at $50,500.



     The aggregate compensation paid or delivered to all persons who served in the capacity of a director or executive officer during the most recent fiscal year ended December 31, 2001, was $1,865,500 ( 2 persons), respectively. As a part the aggregate compensation paid as shown in the table, during fiscal year 2001, we issued to Mr. Bernstein as past compensation that accrued from 1991 to 1995, 6,000,000 shares of our common stock valued at the bid price ($.08) of our common stock at the date of issuance.

LIMITATION  OF  LIABILITY  AND  INDEMNIFICATION  MATTERS

     Our certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

-    any  breach  of  their  duty  of  loyalty  to  us  or  our  stockholders;

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Section 174 of the Delaware General Corporation Law; or

- any transaction from which the director derives an improper personal benefit.

      Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by Delaware law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     From time to time, Robert M. Bernstein, our president chief executive officer, has agreed to advance us funds. At December 31, 2000, all advances had been repaid. Our board of directors approved paying Mr. Bernstein interest at the rate of 10% per year on his advances. Mr. Bernstein is under no obligation to make further advances to us but may continue to so do at his sole discretion.

     In August, 1997, our board of directors approved a resolution recognizing our extreme dependence on the experience, contacts, and efforts of Mr. Bernstein and authorized to pay Mr. Bernstein a salary of $150,000 a year since 1991. In February 2001, we authorized the issuance of 6,000,000 shares of our common stock to Mr. Bernstein in lieu of $600,000 of accrued and unpaid salary due to him. This amount represents the difference between the $150,000 a year and the compensation actually accrued during the years 1991 through 2000.

     On May 25, 2000, we issued 4,650,000 shares of common stock to Mr. Bernstein in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. Approximately 1,500,000 of these shares are subject to an option to purchase by a third party. At the same date, we issued 350,000 shares of our common stock to a director Joel Freedman in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both of these promissory notes mature on May 25, 2005, when the principal and accrued interest becomes fully due and payable.

     On October 27, 2000,we issued 4,183,675 shares to Mr. Bernstein for future compensation pursuant to a stock escrow/grant agreement. Under the terms of the agreement, Mr. Bernstein is required to hold these shares in escrow. While in escrow, Mr. Bernstein cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other reclassification of the shares. Any additional shares issued to Mr. Bernstein by reason of the ownership of the 4,183,675 shares will also be escrowed under the same terms of the agreement. Upon the exercise by certain holders of options or warrants or upon the need by us, in the sole discretion of the board of directors, to issue common stock to certain individuals or entities, the number of shares required for issuance to these holders will be returned from escrow by Mr. Bernstein thereby reducing the number of shares he holds. The shares held in escrow are non-transferable and will be granted to Mr. Bernstein only upon the exercise or expiration of all of the options and warrants, the direction of the board of directors, in its sole discretion, or the mutual agreement by Mr. Bernstein and the board of directors to terminate the agreement. We valued these shares at par value. Upon the actual grant of the remaining shares to Mr. Bernstein, the shares issued will be valued at market value when issued and charged to operations as compensation.

     On January 9, 2001,we authorized the issuance of 100,000 shares of our common stock to William Berks, a part-time employee, for engineering and other services rendered to us.

     On January 8, 2001, we authorized the issuance of 100,000 shares of our common stock to Dr. Campbell Laird, an advisory board member, for services rendered.

     On January 9, 2001,we authorized the issuance of 100,000 shares of our common stock to John Goodman, a director and part-time employee, for engineering and other services rendered.

     On January 9, 2001, we authorize the issuance of 100,000 shares of our common stock to William Berks, vice-president of government contracts, for engineering and other services rendered.

     On February 19, 2001, we authorized the issuance of 6,000,000 shares of our common stock to Robert M. Bernstein, our chief executive officer, for compensation due. Approximately 1,500,000 of these shares are subject to an option that Mr. Bernstein granted to a group of investors in July, 1998, in connection with the settlement of a lawsuit between these investors, us and Mr. Bernstein.

     On October 4, 2001, we authorized the issuance of 300,000 shares of our common stock each to William Berks and to John Goodman for services rendered.

     On November 20, 2001, we authorized the issuance of 400,000 shares of our common stock to William Berks for services rendered.

                           OUR PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of August 8, 2002, and the following table provides the beneficial ownership for:

     o each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

     o  each  of  our  directors  and  executive  officers;

     o  our  executive  officers  and  directors  as  a  group;  and

     o  the  selling  shareholder.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable.

         In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

     The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of our common stock issuable upon exercise of warrants held by that person, but not those held by any other persons, that are currently exercisable or exercisable within 60 days from the date of this prospectus. Shares of our common stock registered for resale under this prospectus will constitute approximately .056% of our issued and outstanding common stock.



                                                         AMOUNT AND NATURE
                                      NAME AND ADDRESS OF   OF BENEFICIAL   PERCENT OF CLASS
CLASS OF STOCK                         BENEFICIAL OWNER       OWNERSHIP
-----------------------------------  ---------------------  --------------  ----------------

                                      Robert M. Bernstein
                                      Suite 707
                                      11661 San Vicente Blvd.
Common Stock                          Loa Angeles, CA 90049     15,289,996       9.95%
-----------------------------------  ---------------------  --------------  ----------------

                                      Joel R. Freedman
                                      1 Bala Plaza
                                      Bala Cynwyd, PA 19004       826,471         1.9%
-----------------------------------  ---------------------  --------------  ----------------

                                      John Goodman
                                      Suite 707
                                      11661 San Vicente Blvd.
                                      Los Angeles, CA 90049     1,000,000         2.3%
-----------------------------------  ---------------------  --------------  ----------------

                                      William Berks
                                      532 14th Street
                                      Manhattan Beach, CA
                                      90266                     1,000,000         2.3%
-----------------------------------  ---------------------  --------------  ----------------

 Directors and executive officers
 as a group (4 persons)                                        18,116,467        11.8%
-----------------------------------  ---------------------  ---------------  ---------------

                                      -18-

 Class B
 Common Stock                         Robert M. Bernstein        100,000        100.0%
                                      Suite 707
                                      11661 San Vicente Blvd.
                                      Los Angeles, CA 90049

-----------------------------------  ---------------------  ---------------  ---------------

(1) Of these shares, Mr. Bernstein has full rights to approximately 12,078,291 shares. The remaining shares are subject to options to purchase by third parties or are held in escrow. See "Certain Transactions."

(2) Each of Mr. Bernstein's Class B Common Shares has 1,000 votes on any matter on which the common stockholders vote. Accordingly, these shares give Mr. Bernstein 100,000,000 votes. Those votes give Mr. Bernstein voting control of our outstanding voting securities.


                            SELLING SHAREHOLDERS

     An aggregate of shares of our issued and outstanding common stock are being registered for resale in this offering for the account of the selling shareholders. Subject to certain restrictions discussed below, the shares of common stock being registered for the account of the selling shareholders may be sold by the selling shareholders, or their transferees, commencing on the third business day after this registration statement is declared effective by the United States Securities and Exchange Commission. Sales of shares of our common stock by the selling shareholders, or their transferees, may depress the price of the common stock in any market that may develop for the common stock. We will receive no sales proceeds from the resale of any of the shares of common stock registered for resale under this prospectus.

     The following table sets forth certain information with respect to persons for whom we are registering such shares of common stock for resale to the public. None of the selling shareholders has had any position, office or material relationship with us prior to the date of this prospectus and none of the selling shareholders are deemed to be our affiliates or control persons. None of the selling shareholders has any plan, arrangement, understanding, agreement, commitment or intention with us to sell their securities.

                                                                                  Number Of Shares Owned
                                                                                            And
                                                                                    Maximum No. Of Shares
Name  Of  Shareholder                            Address  Of  Shareholder                 Offered(1)
-------------------------------------------- ------------------------------------------  ----------

Carol Drugan                                  3031 Millboro Road Silver Lake, OH  44224     16,000
--------------------------------------------  ------------------------------------------  ---------

Charles Hannan                                7808 Kentley Road Balto,  MD  21222            32,000
--------------------------------------------  ------------------------------------------  ---------
Roderick L. Carter                            508 Wildwood Lane  Graham, NC  27253           10,000
--------------------------------------------  ------------------------------------------  ---------
Howard Wilson                                 2/18 Rangers Road  Cremore NSW 2090            50,000
--------------------------------------------  ------------------------------------------  ---------
Frank Alexander                               2408 Berkley Road  Burlington, NC  27217       10,000
--------------------------------------------  ------------------------------------------  ---------
                                              231 S. Bayview Ave #2 Sunnyvale,  CA
Ali Siddiqui                                  94086                                          18,000
--------------------------------------------  ------------------------------------------  ---------
James Willman                                 4431 Gordon Ave  St. Louis, MO  63134          50,000
--------------------------------------------  ------------------------------------------  ---------
Warren Heuston                                26 Bray Street  St. Coffs Harbor NSW 2450      32,000
--------------------------------------------  ------------------------------------------  ---------
Christopher Collins                           16 Robertson Crescent  Laverton VIC 3028       10,000
--------------------------------------------  ------------------------------------------  ---------

                                      -19-

                                              5833 E. Imperial Hwy #B  South Gate, CA
Luz Pelayo                                    90280                                           8,400
--------------------------------------------  ------------------------------------------  ---------
                                              16707 S. Garfield Ave #1110  Paramount,
Eva Pelayo                                    CA  90723                                      63,000
--------------------------------------------  ------------------------------------------  ---------
Brian Taylor                                  18 Fitzwilliam St  Carrara QLD  4211           71,500
--------------------------------------------  ------------------------------------------  ---------
Willard Clapp                                 6230 Tallant Road  McDonald, TN  73753         14,300
--------------------------------------------  ------------------------------------------  ---------
James Marshall                                4 St. Michaels Rd %A  Mitcham  5062            13,000
--------------------------------------------  ------------------------------------------  ---------
James Auld                                    29 Orlando St  Coffs Harbour  NSW 2450         33,000
--------------------------------------------  ------------------------------------------  ---------
                                              10 Katoomba Cresent  Toowoomba QLD
Philip Guilfoyle                              4350                                          120,000
--------------------------------------------  ------------------------------------------  ---------
                                              11947 Arminta St  North Hollywood, CA
Maria DelaRosario Leon                        91605                                          47,500
--------------------------------------------  ------------------------------------------  ---------
John Law                                      11 Buyuma Place  Avalon  NSW  2107             25,000
--------------------------------------------  ------------------------------------------  ---------
John Brandenburg                              PO Box 94  Newdegate  6355                    200,000
--------------------------------------------  ------------------------------------------  ---------
Steven Moffatt                                30 Clematis Crt  Marcoola  QLD  4552          102,000
--------------------------------------------  ------------------------------------------  ---------
Fitzpatrick Brothers
 Pastoral Co                                  Lochgary Edith  Via Oberon  NSW  2787         250,000
--------------------------------------------  ------------------------------------------  ---------
Bill Peatt                                    43 Churchill Ave  Ararat  VIC  3377            28,000
--------------------------------------------  ------------------------------------------  ---------
Graham Howe                                   19 Templar St.  Forbes  NSW 2871               36,000
--------------------------------------------  ------------------------------------------  ---------
                                              11947 Arminta St North Hollywood, CA
Maria DelaRosario Leon                        91605                                         142,857
--------------------------------------------  ------------------------------------------  ---------
Sabina & Lee Braun                            Duncan Rd PMB2  Meringave  VIC  3496          300,000
--------------------------------------------  ------------------------------------------  ---------
                                              11947 Arminta St., No., Hollywood, Ca.,
Gerardo Leon                                  91608                                          47,619
--------------------------------------------  ------------------------------------------  ---------
George Goodare                                8/331 High St  Chatswood NSW  2076             20,000
--------------------------------------------  ------------------------------------------  ---------
David Campbell                                1/21 Danks St  Waterloo  NSW 2017              70,000
--------------------------------------------  ------------------------------------------  ---------
Arthur Kyriakos                               395 Belmore Rd  Bawyn  VIC  3103               40,000
--------------------------------------------  ------------------------------------------  ---------
Richard Outhred                               3 Ashton Ave  Forbstvulle  NSW 2037            10,300
--------------------------------------------  ------------------------------------------  ---------
Ben Bailey                                    5 Main Road  Cardif Hts  NSW  2285             43,000
--------------------------------------------  ------------------------------------------  ---------
Doug Caswell Reality Pty
 Ltd                                          175 Hume St  Todwoomba QLD  4350              150,000
--------------------------------------------  ------------------------------------------  ---------
                                              1200 Los Angeles Ave #206  Simi Valley,
Peggy Letney                                  CA  93065                                      45,000
--------------------------------------------  ------------------------------------------  ---------
Charles Hannan                                7808 Kentley Road  Balto, MD  21222            68,000
--------------------------------------------  ------------------------------------------  ---------

                                      -20-


                                              1200 Los Angeles Ave #206  Simi Valley, CA
Leonard Kline                                 93065                                          45,000
--------------------------------------------  ------------------------------------------  ---------
John Marlowe                                  10551 E. Orchard Pl  Englewood, CO  80111     100,000
--------------------------------------------  ------------------------------------------  ---------
George Goodare                                8/331 High St  Chatswood  NSW 2076             12,500
--------------------------------------------  ------------------------------------------  ---------
Christopher Collins                           16 Robertson Crescent  Laverton VIC 3028       15,000
--------------------------------------------  ------------------------------------------  ---------
Frank Jenkins                                 1812 Cadwell Ave  Clev. Hts., OH  44111        85,714
--------------------------------------------  ------------------------------------------  ---------
Carol Drugan                                  3031 Milboro Rd  Silver Lake, OH  44224        20,000
--------------------------------------------  ------------------------------------------  ---------
Wesley Moser                                  2604 Sumac Lane  Burlington, NC  27215         27,937
--------------------------------------------  ------------------------------------------  ---------
Joseph Faggion                                38 Malay Rd  Wagaman  NT  0810                 10,000
--------------------------------------------  ------------------------------------------  ---------
John Green                                    93 Smailes Rd  North Maclean  QLD  4280        18,000
--------------------------------------------  ------------------------------------------  ---------
Bill Peatt                                    43 Churchill Ave  Ararat  VIC  3377            40,000
--------------------------------------------  ------------------------------------------  ---------
                                              137 Charters Towers Rd  Hermit Park  QLD
David Gusmeroli                               4812                                           80,000
--------------------------------------------  ------------------------------------------  ---------
Bernard Coble                                 5557 Sweps Sax Rd  Graham, NC  27253           19,841
--------------------------------------------  ------------------------------------------  ---------
                                              3763 S. Jim Minor Rd  Haw River, NC
Coslow Holt                                   27258                                          15,873
--------------------------------------------  ------------------------------------------  ---------
Genice Akins                                  5041 Mrs. White Lane  Mebane, NC  27302        15,873
--------------------------------------------  ------------------------------------------  ---------
Glen Harris                                   34 High Range Dr.  Condon  QLD 4815            40,000
--------------------------------------------  ------------------------------------------  ---------
Graeme McLean                                 70 Edward St. Riverstone  NSW  2765            45,000
--------------------------------------------  ------------------------------------------  ---------
                                              3355 Wilshire Blvd #308 Los Angeles, CA
Maria Sarabia                                 90010                                          64,818
--------------------------------------------  ------------------------------------------  ---------
Euan Macfarlane                               Po Box 313  Maleny  QLD 4552                   90,000
--------------------------------------------  ------------------------------------------  ---------
Tony McCullough                               25 Dickson Ave  Ararmon  NSW  2064            200,000
--------------------------------------------  ------------------------------------------  ---------
Howard Chew                                   PO Box 41317  Casuraria  NT  0811              50,000
--------------------------------------------  ------------------------------------------  ---------
                                              1/7 Crystal Waterd Dr. Tweed Heads  NSW
Anne Whittingham                              2485                                           16,300
--------------------------------------------  ------------------------------------------  ---------
Jerry Yeatts                                  3508-C-54 Hwy E. Graham, NC  27253              3,968
--------------------------------------------  ------------------------------------------  ---------
Mountain Inventment
 Family Limited
 Partnership                                  101 S. Main St  Clinton, TN  37716             50,000
--------------------------------------------  ------------------------------------------  ---------
                                              16707 S. Garfield Ave #1110  Paramount,
Eva Pelayo                                    CA  90723                                      16,000
--------------------------------------------  ------------------------------------------  ---------

                                      -21-

Mountain Inventment
 Family Limited
 Partnership                                  101 S. Main St  Clinton, TN  37716             62,069
--------------------------------------------  ------------------------------------------  ---------
Tony McCullough                               25 Dickson Ave  Artarmon  NSW  2064           100,000
--------------------------------------------  ------------------------------------------  ---------
Cedar House Alpaca P/L                        8 Filfield Lane  Yass  NSW  0582              496,550
--------------------------------------------  ------------------------------------------  ---------
Bruce Burton                                  5664 Co Real 35  Ada, Oh  48840                24,000
--------------------------------------------  ------------------------------------------  ---------
Michael Bornstein                             2/789 Burwood Rd  Hawthorn  3123               48,551
--------------------------------------------  ------------------------------------------  ---------
Gary Jones                                    2022 Cedar Lake Rd.  Sanford, NC  27330        19,705
--------------------------------------------  ------------------------------------------  ---------
                                              3355 Wilshire Blvd #308 Los Angeles, CA
Maria Sarabia                                 90010                                          93,596
--------------------------------------------  ------------------------------------------  ---------
Frank Jenkins                                 1812 Cadwell Ave  Clev. Hts. OH, 44111         15,026
--------------------------------------------  ------------------------------------------  ---------
                                              5833 E. Imperial Hwy. #D South Gate, Ca
Luz Pelayo                                    90280                                         100,000
--------------------------------------------  ------------------------------------------  ---------
Eric Dyer                                     2/50 Madden St. Kaniva  VIC  3419              50,000
--------------------------------------------  ------------------------------------------  ---------
Deborah Taylor                                18 Fitzwilliam St.  Carrona  4211             100,000
--------------------------------------------  ------------------------------------------  ---------
James Willman                                 4431 Gordon Ave  St. Louis, MO  63134          30,000
--------------------------------------------  ------------------------------------------  ---------
David Barrett                                 22 Second Ave  Arrawarma  NSW  2456            50,000
--------------------------------------------  ------------------------------------------  ---------
                                              17 Thonna Close Karana Downes  Brisbane
Murry Timms                                   4306                                           54,100
--------------------------------------------  ------------------------------------------  ---------
                                              1200 Los Angeles Ave #206  Simi Valley, CA
Leonard Kline                                 93065                                          30,000
--------------------------------------------  ------------------------------------------  ---------
Tim McCaig                                    PO Box 8040  Coffs harbour  NSW                64,935
--------------------------------------------  ------------------------------------------  ---------
Four Square Vending P/L
 McCaig Supernational
 Fund                                         213 Pollock Ave  Wyong North  NSW  2259        64,935
--------------------------------------------  ------------------------------------------  ---------
Bahaderalli Keshani                           2389 Dawes Hill Rd  Coquiltam  BC V3K6T2       30,000
--------------------------------------------  ------------------------------------------  ---------
Bill Peat                                     43 Churchill Ave  Ararat  VIC  3377            50,000
--------------------------------------------  ------------------------------------------  ---------
Louis Tziavaras                               23 Second Ave Murrumbeena  VI|C  3163         100,000
--------------------------------------------  ------------------------------------------  ---------
                                              1st Fl. 136 Longueville Rd.  Lane Cove
Charles DeCarlo                               NSW 2086                                       50,000
--------------------------------------------  ------------------------------------------  ---------
Brian Robinson                                2 Alfred Close  Narre Warren N.  VIC  3804     50,000
--------------------------------------------  ------------------------------------------  ---------
David Cox                                     251 New Kamer Rd  Albany, NY  12205           100,000
--------------------------------------------  ------------------------------------------  ---------
Damier Biki                                   8 Alexander Ave  Berringan  NSW  2712          35,000
--------------------------------------------  ------------------------------------------  ---------

                                      -22-

Pay Source, Inc.                              251 New Karner Rd.  Albany, NY  12205         100,000
--------------------------------------------  ------------------------------------------  ---------
Ben Bailey                                    5 Main Road  Cardiff Hts. NSW  2285            92,519
--------------------------------------------  ------------------------------------------  ---------
                                              1801 N. Green Valley Pkwy Henderson, NV
Cell Synergy Inc.                             89074                                          30,000
--------------------------------------------  ------------------------------------------  ---------
Bahaderalli Keshani                           2389 Dawes Hill Rd  Coquiltam  BC V3K6T2       75,000
--------------------------------------------  ------------------------------------------  ---------
                                              24 Dammerel Cris  Emerald Beach  NSW
Charlotte Wickham                             2456                                           60,615
--------------------------------------------  ------------------------------------------  ---------
Leslie Schwebel                               902 Old Northern Rd  Gelenorie  NSW  2157      24,000
--------------------------------------------  ------------------------------------------  ---------
High Family Trust                             4722 White Oak Ave  Encino, CA  91316         150,400
--------------------------------------------  ------------------------------------------  ---------
Jim Willman                                   4431 Gordon Ave  St. Louis, MO  63134          23,000
--------------------------------------------  ------------------------------------------  ---------
Giovanni Martinazzo                           437 Victoria rd., Malaqua, WA, 6090            50,000
--------------------------------------------  ------------------------------------------  ---------
Tony McCullough                               25 Dickson Ave  Artarmon  NSW  2064         1,100,000
--------------------------------------------  ------------------------------------------  ---------
Sabina & Lee Braun                            Duncan Rd PMB2  Meringave  VIC  3496          440,000
--------------------------------------------  ------------------------------------------  ---------
Bill Peat                                     43 Churchill Ave  Ararat  VIC  3377           220,000
--------------------------------------------  ------------------------------------------  ---------
David McNabb                                  PO Box 2489  Martinez, CA  94553              165,000
--------------------------------------------  ------------------------------------------  ---------
Douglas Caswell                               175  Hume St., Todwoomba, QLD, 4350           220,000
--------------------------------------------  ------------------------------------------  ---------
Euan Macfarlane                               Po Box 313  Maleny  QLD 4552                  275,000
--------------------------------------------  ------------------------------------------  ---------
Wallace Sew-Hoy                               35 Argyl St  East Malbern  VIC 3148           110,000
--------------------------------------------  ------------------------------------------  ---------
                                              28857 Oak Path Dr.
Bob Grundstrom                                Agoura Hills, CA 91301                        150,000
--------------------------------------------  ------------------------------------------  ---------
                                              32107 Lindero Canyon Rd., suite 124
AA Capital Ventures                           Westlake Village, Ca., 91361                  230,938
--------------------------------------------  ------------------------------------------  ---------
                                              32107 Lindero Canyon Rd., suite 124
Barry E. Mitchell                             Westlake Village, Ca., 91361                   17,498
--------------------------------------------  ------------------------------------------  ---------
Reynolds Technologies,                        5520 Owensmouth Ave, Apt 110
 Inc.                                         Woodland Hills, ca., 91367                     33,515
--------------------------------------------  ------------------------------------------  ---------
                                              5520 Owensmouth Ave, Apt 110
Steven A. Reynolds                            Woodland Hills, ca., 91367                      5,000
--------------------------------------------  ------------------------------------------  ---------
Tyrone Moore                                  C/O A.A. Capital Ventures                      36,054
--------------------------------------------  ------------------------------------------  ---------
                                              3355 Wilshire Blvd., Apt 308
John R. Sarabia                               Los Angeles, Ca., 90010                        41,718
--------------------------------------------  ------------------------------------------  ---------
                                              1930 Wilshire Blvd., suite 210 D
J.R.S. Consulting, Inc.                       Los Angeles, Ca., 90057                       118,000
--------------------------------------------  ------------------------------------------  ---------
Don L. Calhoun                                C/O A.A. Capital Ventures                      21,624
--------------------------------------------  ------------------------------------------  ---------
Bernard D. & Laura Coble                      5557 Sweps Sax Rd., Graham, NC, 27253           6,920
--------------------------------------------  ------------------------------------------  ---------
Alex Greene 111                               C/O A.A. Capital Ventures                       6,240
--------------------------------------------  ------------------------------------------  ---------

                                      -23-

Deborah Taylor                                18 Fitzwilliam St., Carrona, QLD, 4211        220,000
--------------------------------------------  ------------------------------------------  ---------
Clayton Gilbert                               2/5 Henry St., Tarramatta, NSW, 2150           92,800
--------------------------------------------  ------------------------------------------  ---------
                                              EXE Technologies Inc.,
                                              Level 3, 499 St. Kilda Rd.,
Gary McDonald                                 Melbourne, VIC, 3004                          147,500
--------------------------------------------  ------------------------------------------  ---------
Jim Willman                                   4431 Gordon Ave., St. Louis, Mo., 63134       100,000
--------------------------------------------  ------------------------------------------  ---------

TOTAL SHARES                                                                              8,632,301

                              PLAN OF DISTRIBUTION
                            FOR SELLING SHAREHOLDERS

     We will not receive any proceeds from the resale of the common stock offered for resale by the selling shareholders. The selling shareholders will be offering for resale up to 8,632,301 shares. The selling shareholders have, prior to any sales, agreed not to effect any offers or sales of our securities in any manner other than as specified in this prospectus and have agreed not to purchase or induce others to purchase any of our securities in violation of any applicable state and federal securities laws, rules, and regulations and the rules and regulations governing the Over-the-Counter Electronic Bulletin Board maintained by the NASD.

     We have agreed with the selling shareholders that we will prepare and file this registration statement and such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated there under to keep it effective until the date as of which the selling shareholders have sold all of the 8,632,301 shares offered by this prospectus. The selling shareholders are bearing no expenses associated with our registration of the shares offered by this prospectus.

     The selling shareholders are subject to the applicable provisions of the Exchange Act of 1934, including without limitations, Rule 10b-5 there under.
Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of our securities may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in our securities to effect covering transactions, to impose penalty bids, or to effect passive market making bids. In connection with the transactions in our common stock, we also will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated There under, including, without limitations, the rule set forth above. These restrictions may affect the marketability of the shares of our common stock owned by the selling shareholders.

     The shares of common stock have not been registered for resale by the selling shareholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in these securities should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

     The selling shareholders and any broker-dealers that participate with the selling shareholders in the distribution of the common stock may be deemed to be underwriters and commissions received by them and any profit on the resale of securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that the selling shareholders will sell any or all of the shares being registered for resale under this prospectus.

     Commissions and discounts paid in connection with the sale of shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers' fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 250,000,000 shares of capital stock, $.001 par value, in classes as follows:

- 200,000,000 shares of stock designated as "common stock", of which 100,000 shares shall be designated as "Class B Common Stock", $.001 par value per share. We have designated all common stock that is not class B common stock, as class A common stock. The holders of common stock shall be entitled to receive such dividends out of funds or assets legally available there from as, from time to time, the board of directors may declare. The holders of class B common stock shall not be entitled to receive dividends. The holders of common stock and the holders of class B common stock shall vote as a single class on all matters submitted to a vote of stockholders, with each share of common stock entitled to one vote and each share of class B common stock entitled to 1,000 votes. In all other aspects, the common stock and class B common stock shall be identical.

- 50,000,000 shares of stock designated as "Preferred Stock", $.001 par value per share. The board of directors is granted the authority by resolution to authorize us to issue one or more series of the preferred stock and to determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of each and every series of preferred stock and the qualifications, limitations or restrictions on such preferences and/or rights. Our preferred stock is commonly referred to as "blank check" preferred stock.

     Class A common stock holders are entitled to receive such dividends out of funds or assets legally available there from as, from time to time, the board of directors may declare. Upon liquidation, holders of our class A common stock are entitled to distribution of any remaining assets after payment of all creditors and payment of the liquidation preferences of any outstanding shares of preferred stock. Class A common stock holders have no preemptive rights. The Baker Group, by agreement, has a right to purchase or receive from Mr. Bernstein, our president and chief executive officer, or any affiliate of Mr. Bernstein, 35% of all class A common stock that Mr. Bernstein, or any affiliate, purchases or receives from us at the same price Mr. Bernstein, or such affiliate, pays for stock he receives.

     In electing directors, if one or more stockholders, or their proxy, delivers a written notice to our secretary prior to a stockholders' meeting, or to the chairman of the board of directors prior to the vote for directors, all stockholders may cumulate their votes in electing one or more directors. If and only if such notice is given, every stock holder entitled to vote for directors shall have the number of votes determined by multiplying the number of directors to be elected by the number of shares the stockholder is entitled to vote and each stockholder may then give one nominated candidate all such votes or distribute such votes in any proportion among the nominated candidates.

     Our certificate of incorporation provides that the designation of powers, preferences and rights, including voting rights, if any, qualifications, limitations or restrictions on our preferred stock may be fixed by resolution or resolutions of the board of directors.

     On April 28, 1997, we filed with the Secretary of State of the State of Delaware, a Certificate of Designation designating 350,000 shares of preferred stock as class A convertible preferred stock. The class A preferred stock has a liquidation preference superior to any other class of our common stock. In the event of liquidation, holders of our class A preferred stock have the right to receive $.72 for each share held, before any liquidation payment is made or any assets are distributed to holders of our common stock, or any other stock of any other series or class ranking junior to these shares. In the event of liquidation, holders of our class A preferred stock are not entitled to payment beyond $.72 per share. These provisions may have the effect of delaying, deferring or preventing a change in control. Each share of our class A preferred stock is convertible into class A common stock at the discretion of the holder, at the rate of one share of class A common stock for each .72 share of class A preferred stock. Accordingly, the 350,000 outstanding shares of class A preferred stock are convertible into 486,111 shares of class A common stock. Under our Certificate of Designation, we are not permitted to issue stock which is senior to or pari passu with our class A preferred stock without prior consent of a majority of the outstanding class A preferred shares. Adjustment of the number of class A preferred shares outstanding is provided for in the event of any reclassification of outstanding securities or of the class of securities which are issuable upon conversion of shares and in the event of any reorganization which results in any reclassification or change in the number of shares outstanding. Similarly, in the event of any such change, the conversion price is subject to adjustment to reflect such change. If at any time while shares of class A preferred stock outstanding, a stock dividend on the common stock is declared, the conversion price will be adjusted to prevent any dilution of the holders of class A preferred stock right of conversion. If there is a reclassification or change in our common stock to which the class A preferred stock is convertible other than stock splits or other decreases or increases in the number of shares outstanding, or we consolidates or merge with another corporation, or we sell or transfer substantially all of our assets, then the class A preferred stockholders are entitled to the same consideration as they would have been entitled to if their shares had been converted prior to the reclassification, change, consolidation, merger, sale, or transfer. This provision may have the effect of delaying, deferring or preventing a change in control. Voting rights and the right to receive dividends inherent in the class A preferred stock is similar to those rights of our common stock.

     On April 28, 1997, we filed a Certificate of Designation bringing into existence a second class of preferred stock designated as class B preferred stock. Class B preferred stock is junior and subordinate to our class A preferred stock. 100 shares of class B preferred stock were authorized from the 550,000 undesignated shares of preferred stock. Of the 100 shares authorized, 15 shares have been issued to Tensiodyne in exchange for canceling its 15 class B preferred shares in Tensiodyne Scientific, Inc. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our class B preferred stock are entitled to receive $10,000 per share as a liquidation preference. This liquidation preference is senior to liquidation rights of all other classes of stock except the class A preferred stock's liquidation rights. This provision may have the effect of delaying, deferring or preventing a change in control. At any time, we have the option to redeem the class B preferred stock for $10,000 per share, plus any declared but unpaid dividends. At any time after January 31, 2002, holders of our class B preferred stock have the right to compel us to redeem their shares for $10,000 per share plus any declared but unpaid dividends. Holders have the right to receive cash dividends as determined by a formula in the Certificate of Designation which provides that each time a cash dividend is paid on the common stock there shall also be paid with respect to each outstanding share of class B preferred stock an amount determined by multiplying the aggregate amount of the dividend paid with respect to the common stock by a fraction, the numerator of which is 3,214,480 and the denominator of which is the number of shares of common stock on which the dividend was paid, and then multiplying the resulting product by 30% and then dividing the resulting product by 510. Holders of our class B preferred stock shall have one vote per share and shall be entitled by class vote to elect one director and to vote, as a class, on removal of any director so elected. Otherwise, holders of our class B preferred stock shall not have the right to vote as a class on any matter.

                                  LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for us by Gregory Bartko, Esq., of the Law Office of Gregory Bartko, P.C., 3475 Lenox Road, Suite 400, Atlanta, Georgia 30326.

                                    EXPERTS

     The audited financial statements included in this registration statement, and the prospectus which forms a part of the registration statement, have been audited by Jonathan P. Reuben, independent certified public accountant, to the extent and for the periods set forth in his report thereon and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.

                           MATERIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)
                              FINANCIAL STATEMENTS


                                    Contents
                                    --------


                                                                Page
                                                              -------

Independent  Auditors'  Report                                 F-1

Balance  Sheets                                                F-2

Statements  of  Operations                                     F-4

Statement  of  Stockholders'  Equity  (Deficit)                F-5

Statements  of  Cash  Flows                                    F-12

Notes  to  Financial  Statements                               F-14

                          Independent Auditors' Report


Board  of  Directors
Material  Technologies,  Inc.
Los  Angeles,  California


We have audited the accompanying balance sheets of Material Technologies, Inc., (A Development Stage Company) as of December 31, 2001, and the related statements of operations, stockholders' equity (deficit), and cash flows, for the years ended December 31, 2000, and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An  audit  also  includes  assessing  the   accounting  principles  used  and
significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Material Technologies, Inc. as of December 31, 2001, and the results of its operations, and its cash flows for the years ended December 31, 2000, and 2001, and for the period from Company's inception (October 21, 1983) through December 31, 2001, in conformity with generally accepted accounting principles.

s/s  Jonathon  P.  Reuben  CPA

Jonathon  P.  Reuben,
Certified  Public  Accountant
Torrance,  California
February  8,  2002

MATERIAL  TECHNOLOGIES,  INC.
(A  Development  Stage  Company)
BALANCE  SHEETS
--------------------------------------------------------------------------------

                                             December 31,            March 31.
                                                2001                   2002
                                             ------------          ------------
                                                                   (Unaudited)

ASSETS

   CURRENT ASSETS
     Cash and cash equivalents              $     174,469    $          302,716
     Receivable due on research contract          285,677               257,743
   Receivable from officer                         35,880                60,185
   Prepaid expenses                                     -                79,166
                                              ------------          ------------

      TOTAL CURRENT ASSETS                        496,026               699,810
                                              ------------          ------------

  FIXED ASSETS
    Property and equipment, net
        of accumulated depreciation                 2,708                 2,405
                                              ------------          ------------

  OTHER ASSETS
     Intangible assets, net of
        accumulated amortization                   15,663                14,907
    Refundable deposit                              2,348                 2,348
                                              ------------          ------------

      TOTAL OTHER ASSETS                           18,011                17,255
                                              ------------          ------------

      TOTAL ASSETS                          $      516,745  $           719,470
                                              =============         ============

                             See Accompanying notes

MATERIAL  TECHNOLOGIES,  INC.
(A  Development  Stage  Company)
BALANCE  SHEETS
-------------------------------------------------------------------------------

                                                                                  December 31,            March 31.
                                                                                     2001                   2,002
                                                                                 ------------           ------------
                                                                                                         (Unaudited)
LIABILITIES AND STOCKHOLDERS'  (DEFICIT)

   CURRENT LIABILITIES
    Legal fees payable                                                         $    282,950         $      281,114
    Fees payable to R&D subcontractor                                               196,043                135,117
    Consulting fees payable                                                           5,525                      -
    Accounting fees payable                                                          42,417                 34,278
    Other accounts payable                                                            8,801                  5,892
    Accrued expenses                                                                 43,213                 34,636
    Accrued officer wages                                                            70,000                 80,000
    Notes payable - current portion                                                  25,688                 25,688
    Loans payable - others                                                                -                 58,055
                                                                                 ------------           ------------

      TOTAL CURRENT LIABILITIES                                                     674,637                654,780

    Payable on research and
       development sponsorship                                                      422,653                441,673
    Loans payable - others                                                           57,406                      -
                                                                                 ------------           ------------

      TOTAL LIABILITIES                                                           1,154,696              1,096,453
                                                                                 ------------           ------------


  STOCKHOLDERS' EQUITY (DEFICIT)
    Class A Common Stock, $.001 par value, authorized 200,000,000 shares, 102,433,378 shares issued , 42,433,378 shares outstanding and 60,000,000 Shares Held in Reserve at December 31, 2001,
      and 149,125,389 shares issued, 49,125,389 shares outstanding
     and 100,000,000 shares held in reserve at March 31, 2002                        42,433                 49,125
    Class B Common Stock, $.001 par value, authorized 100,000
      Shares, outstanding 100, 000 shares at December 31, 2001, and
      March 31, 2002                                                                    100                    100
     Class A Preferred, $.001 par value, authorized  50,000,000 Shares outstanding 337,471 shares at December 31, 2001 and March
      31, 2002                                                                          337                    337
    Additional paid in capital                                                    6,995,412              7,521,486
    Less notes receivable - common stock                                           (731,549)              (742,491)
    Deficit accumulated during the development stage                             (6,944,684)            (7,205,540)
                                                                                 ------------           ------------

    TOTAL STOCKHOLDERS' (DEFICIT)                                                  (637,951)              (376,983)
                                                                                 ------------           ------------

      TOTAL LIABILITIES AND STOCKHOLDERS'
         (DEFICIT)                                                             $    516,745         $      719,470
                                                                                 ============           ============

                             See Accompanying notes

MATERIAL  TECHNOLOGIES,  INC.
(A  Development  Stage  Company)
STATEMENTS  OF  OPERATIONS
-------------------------------------------------------------------------------

                                                                                                              From Inception
                                                     For the Year Ended       For the Three Months Ended   (October 21, 1983)
REVENUES
  Sale of fatigue fuses                         $       -   $          -      $       -        $       -      $  64,505
  Sale of royalty interests                             -              -              -                -        198,750
  Research and development revenue               635,868      1,579,823         264,760          330,809      4,894,298
  Test services                                         -              -              -                -         10,870
                                                 ----------    ----------      ----------       ----------    ----------
    TOTAL REVENUES                                635,868      1,579,823        264,760          330,809      5,168,423
                                                 ----------    ----------      ----------       ----------    ----------
COSTS AND EXPENSES
  Research and development                        496,501      1,284,928        210,616          252,346      4,408,974
  General and administrative                      640,481      2,725,548        540,664          330,709      7,865,972
                                                 ----------     ----------     ----------       ----------   ----------
    TOTAL COSTS AND EXPENSES                    1,136,982      4,010,476        751,280          583,125     12,274,496
                                                 ----------     ----------     ----------       ----------   ----------
    INCOME (LOSS) FROM OPERATIONS                (501,114)     (2,430,653)      (486,520)        (252,316)   (7,106,523)
                                                 ----------     ----------     ----------       ----------   ----------
OTHER INCOME (EXPENSE)
  Expense reimbursed                                    -              -              -                -         4,510
  Interest income                                 103,419        102,283         41,150           12,616       260,434
  Interest expense                                (60,634)      (70,468)        (17,814)         (20,356)     (336,343)
  Gain on sale of  stock                                -              -              -                -       207,497
  Loss on abandonment of interest
  in joint venture                                      -        (33,000)             -                -       (33,000)
  Miscellaneous income                                  -              -              -                -        25,145
  Loss on sale of equipment                             -              -              -                -       (12,780)
  Gain on foreclosure                                   -              -              -                -        18,697
  Modification of royalty agreement                     -              -              -                -        (7,332)
  Settlement of teaming agreement                       -              -              -                -        50,000
  Litigation settlement                                 -              -              -                -        18,095
                                                 ----------     ----------     ----------     ----------   ------------
    TOTAL OTHER INCOME                             42,785         (1,185)         23,336          (7,740)      194,923
                                                 ----------     ----------     ----------     ----------   ------------

NET INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEMS AND PROVISION FOR INCOME TAXES           (458,329)    (2,431,838)       (463,184)       (260,056)    (6,911,600)
PROVISION FOR INCOME TAXES                           (800)          (800)           (800)           (800)       (11,000)
                                                 ----------     ----------     ----------     ----------   ------------
    NET INCOME (LOSS) BEFORE
      EXTRAORDINARY ITEMS                        (459,129)    (2,432,638)       (463,984)      (260,856)     (6,922,600)
 EXTRAORDINARY ITEMS
  Forgiveness of indebtedness                           -              -               -              -        (289,940)
  Utilization of operating  loss carryforward           -              -               -              -           7,000
                                                 -----------  ----------     ----------       ----------   ------------
    NET INCOME (LOSS)                           $ (459,129) $ (2,432,638)     $ (463,984)  $   (260,856)     (7,205,540)
                                                 ===========  =============    ===========    ==========   ============

PER SHARE DATA
  Basic income (loss) before extraordinary item $  (0.02)  $       (0.07)  $       (0.02)         (0.01)
  Basic extraordinary items                            -               -               -              -
                                                ----------     ----------     ----------     ----------
    BASIC NET INCOME (LOSS) PER SHARE           $   (0.02)         (0.07)  $      (0.02)          (0.01)
                                                 ===========  =============    ===========    ==========
   WEIGHTED AVERAGE COMMON SHARES OUTSTANDING   18,900,019     33,640,393     27,685,389      44,819,027
                                                 ===========  =============    ===========    ==========

                             See accompanying Notes


MATERIAL  TECHNOLOGIES,  INC.
(A  Development  Stage  Company)
STATEMENTS  OF  CASH  FLOWS
-------------------------------------------------------------------------------------------------------------------------
                                                                                                           From Inception
                                                       For the Year Ended   For the Three Months Ended   (October 21, 1983)
                                                        December 31,                     March 31,             Through
                                                    2000          2001              2001          2002     March 31, 2002
                                                 ----------    ----------      ----------       ----------    ----------
                                                                               (Unaudited)      (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                   $ (459,129) $ (2,432,638)  $ (463,984) $ (260,856)    $ (7,205,540)
  Adjustments to reconcile net income
    (loss) to net cash provided
    (used) in operating activities
  Depreciation and amortization                            2,948        3,292        737      1,059          178,924
  Accrued interest income                                (98,557)     (98,298)   (41,150)   (12,247)        (210,534)
  Gain on sale of securities                                   -            -          -          -         (196,596)
  Charge off of investment in joint venture                    -       33,000          -          -           33,000
  Officers' and directors compensation                         -    1,500,000          -          -        1,500,000
    on stock subscription modification
  Charge off of deferred offering costs                        -            -          -          -           36,480
  Charge off of long-lived assets due to impairment            -            -          -          -           92,919
  Modification of royalty agreement                            -            -          -          -            7,332
  Gain on foreclosure                                          -            -          -          -          (18,697)
  (Increase) decrease in accounts receivable             112,364     (255,073)  (123,985)    27,934         (308,071)
  (Increase) decrease in prepaid expense                       -         (212)         -    (79,166)         (79,325)
  Loss on sale of equipment                                    -            -          -          -           12,780
  Issuance of common  stock for services                  88,133      816,878    442,500    186,400        1,624,675
  Issuance of stock for agreement modification                 -            -          -          -              152
  Forgiveness of Indebtedness                                  -            -          -          -          215,000
  Increase (decrease) in accounts
    payable and accrued expenses                           8,441      267,742    173,282    (77,912)       1,109,702
  Interest accrued on note payables                       57,062       67,718     17,127     19,669          292,424
  Increase in research and development
     sponsorship payable                                       -            -          -          -          218,000
  (Increase) in note for litigation settlement                 -            -          -          -          (25,753)
  (Increase) in Deposits                                       -            -          -          -           (2,189)
    TOTAL ADJUSTMENTS                                    170,391    2,335,047    468,511     65,737        4,480,223
  NET CASH PROVIDED (USED) BY
   OPERATING ACTIVITIES                                 (288,738)     (97,591)     4,527   (195,119)      (2,725,317)

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds From sale of equipment                              -            -          -          -           10,250
  Purchase of property and equipment                           -       (5,961)         -          -         (236,864)
  Proceeds from sale of securities                             -            -          -          -          283,596
  Purchase of securities                                       -            -          -          -          (90,000)
  Proceeds from foreclosure                                    -            -          -          -           44,450
  Investment in joint ventures                           (15,000)           -          -          -         (102,069)
  Payment for license agreement                                -            -          -          -           (6,250)

  NET CASH PROVIDED (USED) BY
   INVESTING ACTIVITIES                                  (15,000)      (5,961)         -          -          (96,887)

                             See accompanying Notes


MATERIAL  TECHNOLOGIES,  INC.
(A  Development  Stage  Company)
STATEMENTS  OF  CASH  FLOWS

                                                                                                      From Inception
                                                                          For the Three Months Ended (October 21, 1983)
                                                                                  March 31,               Through
                                                  For the Year Ended         2001        2002        March 31, 2002
                                                      December 31,        -----------  ----------- -------------------
                                                   2000           2001     (Unaudited)  (Unaudited)      (Unaudited)
                                                -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock net of offering costs  $274,288   $366,126   $         -   $   434,700       $ 2,182,433
  Costs incurred in offerings                            -    (79,559)            -       (88,334)         (199,373)
  Sale of common stock warrants                          -          -             -        18,250
  Sale of preferred stock                                -          -             -       258,500
  Sale of redeemable preferred stock                     -          -             -       150,000
  Capital contributions                                  -          -             -       301,068
  Payment on proposed reorganization                     -          -             -        (5,000)
  Loans  From  officer                               8,000     42,800         1,600             -           778,805
  Repayments to officer                            (39,500)   (53,300)       (7,300)      (23,000)         (531,832)
  Increase in loan payable-others                        -          -             -             -           172,069
                                                 ----------  ----------   ----------   ----------   -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:              242,788    276,067        (5,700)      323,366         3,124,920
                                                 ----------  ----------   ----------   ----------   -------------------
NET INCREASE (DECREASE) IN CASH
      AND CASH EQUIVALENTS                         (60,950)   172,515        (1,173)      128,247           302,716
BEGINNING BALANCE CASH AND
      CASH EQUIVALENTS                              62,904      1,954         1,954       174,469                 -
ENDING BALANCE CASH AND CASH                     ----------  ----------   ----------   ----------   -------------------
    EQUIVALENTS                                   $  1,954   $174,469   $       781   $   302,716       $   302,716
                                                 ==========  ==========   ==========   ==========   ===================

                             See accompanying Notes

                            MATERIAL TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                          DEFICIT
                                                                                                        ACCUMULATED
                                              CLASS A COMMON             CLASS B COMMON             CLASS A PREFERRED STOCK
                                      --------------------------  ---------------------------   ----------------------------

                                        SHARES                      SHARES                        SHARES
                                      OUTSTANDING      AMOUNT     OUTSTANDING       AMOUNT      OUTSTANDING       AMOUNT
                                      ------------  ------------  ------------  --------------  ------------  --------------
Initial Issuance of Common Stock
  October 21, 1983                          2,408   $         2             -   $           -             -   $           -
Adjustment to Give Effect
   to Recapitalization on
  December 15, 1986
Cancellation of Shares                     (2,202)           (2)            -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

                                              206             -             -               -             -               -
Balance - October 21, 1983
Shares Issued By Tensiodyne
  Corporation in Connection
  with Pooling of Interests                42,334            14             -               -             -               -
Net (Loss), Year Ended
 December 31, 1983                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance, January 1, 1984                   42,540            14             -               -             -               -
Capital Contribution                            -            28             -               -             -               -
Issuance of Common Stock                    4,815             5             -               -             -               -
Costs Incurred in Connection
  with Issuance of Stock                        -             -             -               -             -               -
Net (Loss), Year Ended
 December 31, 1984                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance, January 1, 1985                   47,355            47             -               -             -               -
Shares Contributed Back
  to Company                                 (315)           (0)            -               -             -               -
Capital Contribution                            -             -             -               -             -               -
Sale of 12,166 Warrants at
  $1.50 Per Warrant                             -             -             -               -             -               -
Shares Cancelled                           (8,758)           (9)            -               -             -               -
Net (Loss), Year Ended
 December 31, 1985                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance, January 1, 1986                   38,282            38             -               -             -               -
Net (Loss), Year Ended
 December 31, 1986                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance, January 1, 1987                   38,282            38             -               -             -               -
Issuance of Common Stock upon
  Exercise of Warrants                        216             -             -               -             -               -
Net (Loss), Year Ended
 December 31, 1987                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------
                                      F-6

Balance, January 1, 1988                   38,498            38             -               -             -               -
Issuance of Common Stock
Sale of Stock (Unaudited)                   2,544             3             -               -             -               -
Services Rendered (Unaudited)               3,179             3             -               -             -               -
Net (Loss), Year Ended
  December 31, 1988 (Unaudited)                 -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance, January 1, 1989 (Unaudited)       44,221            44             -               -             -               -
Issuance of Common Stock
Sale of Stock                               4,000             4             -               -             -               -
Services Rendered                          36,000            36             -               -             -               -
Net (Loss), Year Ended
 December 31, 1989                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance, January 1, 1990                   84,221            84             -               -             -               -
Issuance of Common Stock
Sale of Stock                               2,370             2             -               -             -               -
Services Rendered                           6,480             7             -               -             -               -
Net Income, Year Ended
 December 31, 1990                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance January 1, 1991                    93,071            93             -               -             -               -
Issuance of Common Stock
Sale of Stock                                 647             1             -               -       350,000             350
Services Rendered                           4,371             4             -               -             -               -
Conversion of Warrants                         30             -             -
Conversion of Stock                        (6,000)           (6)       60,000              60             -               -
Net (Loss), Year Ended
 December 31, 1991                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance January 1, 1992                    92,119            92        60,000              60       350,000             350
Issuance of Common Stock
Sale of Stock                              20,000            20             -               -             -               -
Services Rendered                           5,400             5             -               -             -               -
Conversion of Warrants                      6,000             6             -               -             -               -
Sale of Class B Stock                           -             -        60,000              60             -               -
Issuance of Stock to
  Unconsolidated Subsidiary                 4,751             5             -               -             -               -
Conversion of Stock                         6,000             6       (60,000)            (60)            -               -
Cancellation of Shares                     (6,650)           (7)            -               -             -               -
Net (Loss), Year Ended
 December 31, 1992                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

                                      F-7

Balance January 1, 1993                   127,620           127        60,000              60       350,000             350
Issuance of Common Stock
Licensing Agreement                        12,500            13             -               -             -               -
Services Rendered                          67,030            67             -               -             -               -
Warrant Conversion                         56,000            56             -               -             -               -
Cancellation of Shares                    (31,700)          (32)            -               -             -               -
Net (Loss) for Year Ended
 December 31, 1993                              -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance January 1, 1994                   231,449           231        60,000              60       350,000             350

Adjustment to Give Effect
  to Recapitalization on
 February 1, 1994                          30,818            31             -               -             -               -
Issuance of Shares for
Services Rendered                         223,000           223             -               -             -               -
Sale of Stock                           1,486,112         1,486             -               -             -               -
Issuance of Shares for
the Modification of Agreements             34,000            34             -               -             -               -
Net (Loss) for the Year
Ended December 31, 1994                         -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance January 1, 1995                 2,005,380         2,005        60,000              60       350,000             350

Issuance of Common Stock
  in Consideration for
  Modification of Agreement               152,500           153             -               -             -               -
Net (Loss) for the Year
Ended December 31, 1995 -                       -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

Balance January 1, 1996                 2,157,880         2,157        60,000              60       350,000             350

Issuance of Shares for
  Services Rendered                       164,666           165             -               -             -               -
Sale of Stock                              70,000            70             -               -             -               -
Issuance of Shares for
  the Modification of Agreements          250,000           250             -               -             -               -
Cancellation of Shares Held
  in Treasury                             (62,000)          (62)            -               -             -               -
Net (Loss) for the Year
  Ended December 31, 1996                       -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------
                                      F-8

Balance January 1, 1997                 2,580,546         2,580        60,000              60       350,000             350


Sale of Stock                             100,000           100             -               -             -               -
Conversion of Indebtedness                800,000           800             -               -             -               -
Class A Common Stock Issued
in Cancellation of $372,000
Accrued Wages Due Officer               1,499,454         1,500             -               -             -               -
Issuance of Shares for
Services Rendered                         247,000           247             -               -             -               -
Adjustment to Give Effect
to Recapitalization on
9-Mar-97                                  560,000           560             -               -             -               -
Net (Loss) for the Year
Ended December 31, 1997                         -             -             -               -             -               -

                                        5,787,000         5,787        60,000              60       350,000             350
Shares Issued in Cancellation
of Indebtedness                         2,430,000         2,430             -               -             -               -
Conversion of Options                     500,000           500             -               -             -               -
Issuance of Shares for
Services Rendered                       1,121,617         1,122             -               -             -               -
Shares Issued in Cancellation
of Redeemable Preferred Stock              50,000            50             -               -             -               -
Shares Returned to Treasury
and Cancelled                            (560,000)         (560)            -               -             -               -
Modification  of Royalty Agreement        733,280           733             -               -             -               -
Issuance of Warrants to Officer                 -             -             -               -             -               -
Net (Loss) for the Year
Ended December 31, 1998                         -             -             -               -             -               -

                                       10,061,897   $    10,062        60,000   $          60       350,000   $         350
Shares Issued in Cancellation
  of Indebtedness                       2,175,000         2,175             -               -             -               -
Issuance of Shares for
  Services Rendered                     1,255,000         1,255             -               -             -               -
Shares Issued in Modification
  of Licensing Agreement                  672,205           672             -               -             -               -
Sale of Stock                             433,333           433             -               -             -               -
Net (Loss) for the Year
Ended December 31, 1999                         -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

                                       14,597,435   $    14,597        60,000   $          60       350,000   $         350
                                      F-9

Issuance of Shares for
  Services Rendered                       699,500           699             -               -             -               -
Shares Issued to Investors
  Pursuant to Settlement Agreement         65,028            65             -               -             -               -
Shares Issued for Cash
  and Non-Recourse Promissory Notes     5,000,000         5,000             -               -             -               -
Shares Issued for Cash                    400,000           400             -               -             -               -
Shares Issued in Cancellation
of Indebtedness                           100,000           100             -               -             -               -
Shares Issued as Compensation
  Pursuant to Escrow Agreement          4,183,675         4,184             -               -             -               -
Shares Returned from Escrow              (400,000)         (400)            -               -             -               -
Common Shares Converted
  into Class B Common                     (40,000)          (40)       40,000              40             -               -
Preferred Shares Converted
  into Common                              12,529            13             -               -       (12,529)            (13)
Net (Loss) for the Year                         -             -
Ended December 31, 2000                         -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

  Balance December 31, 2000            24,618,167   $    24,618       100,000   $         100       337,471   $         337

Issuance of Shares for
  Services Rendered                     6,185,000         6,185             -               -             -               -
Shares Issued for Cash                  4,932,358         4,932             -               -             -               -
Shares Issued in Connection
  with Private Offering                   697,853           698             -               -             -               -
Shares Issued to Officer                6,000,000         6,000             -               -             -               -
Net (Loss) for the Year
Ended December 31, 2001                         -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------

                                       42,433,378   $    42,433       100,000   $         100       337,471   $         337

Issuance of Shares for
  Services Rendered                     1,864,000         1,864             -               -             -               -
Shares Issued for Cash                  4,453,011         4,453             -               -             -               -
Shares Issued in Connection
  with Private Offering                   375,000           375             -               -             -               -
Net (Loss) for the Three
  Months  Ended March 31, 2002                  -             -             -               -             -               -
                                      ------------  ------------  ------------  --------------  ------------  --------------
  Balance - March 31, 2002
    (Unaudited)                        49,125,389   $    49,125       100,000   $         100       337,471   $         337
                                      ============  ============  ============  ==============  ============  ==============

                                      F-10

                                                        Deficit Accumulated
                                        Capital In           During
                                         Excess Of         Development
                                         Par Value            Stage
                                      ----------------  ------------------
Initial Issuance of Common Stock
  October 21, 1983                    $         2,498   $               -
Adjustment to Give Effect
   to Recapitalization on
  December 15, 1986
Cancellation of Shares                             (2)                  -
                                      ----------------  ------------------

                                                2,496                   -
Balance - October 21, 1983
Shares Issued By Tensiodyne
  Corporation in Connection
  with Pooling of Interests                     4,328                   -
Net (Loss), Year Ended
 December 31, 1983                                  -              (4,317)
                                      ----------------  ------------------

Balance, January 1, 1984                        6,824              (4,317)
Capital Contribution                           21,727                   -
Issuance of Common Stock                       10,695                   -
Costs Incurred in Connection
  with Issuance of Stock                       (2,849)                  -
Net (Loss), Year Ended
 December 31, 1984                                  -             (21,797)
                                      ----------------  ------------------

Balance, January 1, 1985                       36,397             (26,114)
Shares Contributed Back
  to Company                                        -                   -
Capital Contribution                          200,555                   -
Sale of 12,166 Warrants at
  $1.50 Per Warrant                            18,250                   -
Shares Cancelled                                    9                   -
Net (Loss), Year Ended
 December 31, 1985                                  -            (252,070)
                                      ----------------  ------------------

Balance, January 1, 1986                      255,211            (278,184)
Net (Loss), Year Ended
 December 31, 1986                                  -             (10,365)
                                      ----------------  ------------------

Balance, January 1, 1987                      255,211            (288,549)
Issuance of Common Stock upon
  Exercise of Warrants                         27,082                   -
Net (Loss), Year Ended
 December 31, 1987                                  -             (45,389)
                                      ----------------  ------------------

Balance, January 1, 1988                      282,293            (333,938)
Issuance of Common Stock
Sale of Stock (Unaudited)                     101,749                   -
Services Rendered (Unaudited)                  70,597                   -
Net (Loss), Year Ended
  December 31, 1988 (Unaudited)                     -            (142,335)
                                      ----------------  ------------------

Balance, January 1, 1989 (Unaudited)          454,639            (476,273)
Issuance of Common Stock
Sale of Stock                                   1,996                   -
Services Rendered                              17,964                   -
Net (Loss), Year Ended
 December 31, 1989                                  -             (31,945)
                                      ----------------  ------------------

Balance, January 1, 1990                      474,599            (508,218)
Issuance of Common Stock
Sale of Stock                                  59,248                   -
Services Rendered                              32,393                   -
Net Income, Year Ended
 December 31, 1990                                  -             133,894
                                      ----------------  ------------------

Balance January 1, 1991                       566,240            (374,324)
Issuance of Common Stock
Sale of Stock                                 273,335                   -
Services Rendered                              64,880                   -
Conversion of Warrants
Conversion of Stock                                 -                   -
Net (Loss), Year Ended
 December 31, 1991                                  -            (346,316)
                                      ----------------  ------------------

Balance January 1, 1992                       904,455            (720,640)
Issuance of Common Stock
Sale of Stock                                  15,980                   -
Services Rendered                              15,515                   -
Conversion of Warrants                         14,994                   -
Sale of Class B Stock                          14,940                   -
Issuance of Stock to
  Unconsolidated Subsidiary                    71,659                   -
Conversion of Stock                                 -                   -
Cancellation of Shares                              7                   -
Net (Loss), Year Ended
 December 31, 1992                                  -            (154,986)
                                      ----------------  ------------------
                                      F-11

Balance January 1, 1993                     1,037,550            (875,626)
Issuance of Common Stock
Licensing Agreement                             6,237                   -
Services Rendered                              13,846                   -
Warrant Conversion                            304,943                   -
Cancellation of Shares                         (7,537)                  -
Net (Loss) for Year Ended
 December 31, 1993                                  -            (929,900)
                                      ----------------  ------------------

Balance January 1, 1994                     1,355,039          (1,805,526)

Adjustment to Give Effect
  to Recapitalization on
 February 1, 1994                             385,393                   -
Issuance of Shares for
Services Rendered                                   -                   -
Sale of Stock                                  23,300                   -
Issuance of Shares for
the Modification of Agreements                    (34)                  -
Net (Loss) for the Year
Ended December 31, 1994                             -            (377,063)
                                      ----------------  ------------------

Balance January 1, 1995                     1,763,698          (2,182,589)

Issuance of Common Stock
  in Consideration for
  Modification of Agreement                         -                   -
Net (Loss) for the Year
Ended December 31, 1995 -                           -            (197,546)
                                      ----------------  ------------------

Balance January 1, 1996                     1,763,698          (2,380,135)

Issuance of Shares for
  Services Rendered                            16,301                   -
Sale of Stock                                 173,970                   -
Issuance of Shares for
  the Modification of Agreements                 (250)                  -
Cancellation of Shares Held
  in Treasury                                (154,538)                  -
Net (Loss) for the Year
  Ended December 31, 1996                           -            (450,734)
                                      ----------------  ------------------

Balance January 1, 1997                     1,799,181          (2,830,869)

                                      F-12

Sale of Stock                                  99,900                   -
Conversion of Indebtedness                    165,200                   -
Class A Common Stock Issued
in Cancellation of $372,000
Accrued Wages Due Officer                     370,500                   -
Issuance of Shares for
Services Rendered                               2,224                   -
Adjustment to Give Effect
to Recapitalization on
9-Mar-97                                         (560)                  -
Net (Loss) for the Year
Ended December 31, 1997                             -            (133,578)

                                            2,436,445          (2,964,447)
Shares Issued in Cancellation
of Indebtedness                               167,570                   -
Conversion of Options                         124,500                   -
Issuance of Shares for
Services Rendered                             111,040                   -
Shares Issued in Cancellation
of Redeemable Preferred Stock                 149,950                   -
Shares Returned to Treasury
and Cancelled                                     560                   -
Modification  of Royalty Agreement              6,599                   -
Issuance of Warrants to Officer                27,567                   -
Net (Loss) for the Year
Ended December 31, 1998                             -            (549,187)

                                      $     3,024,231   $      (3,513,634)
Shares Issued in Cancellation
  of Indebtedness                             164,492                   -
Issuance of Shares for
  Services Rendered                            93,844                   -
Shares Issued in Modification
  of Licensing Agreement                         (672)                  -
Sale of Stock                                 173,107                   -
Net (Loss) for the Year
Ended December 31, 1999                             -            (539,283)
                                      ----------------  ------------------

                                      $     3,455,002   $      (4,052,917)

Issuance of Shares for
  Services Rendered                            83,251                   -
Shares Issued to Investors
  Pursuant to Settlement Agreement                (65)                  -
Shares Issued for Cash
  and Non-Recourse Promissory Notes         1,990,000                   -
Shares Issued for Cash                        281,294                   -
Shares Issued in Cancellation
of Indebtedness                                99,900                   -
Shares Issued as Compensation
  Pursuant to Escrow Agreement                      -                   -
Shares Returned from Escrow                       400                   -
Common Shares Converted
  into Class B Common                               -                   -
Preferred Shares Converted
  into Common
Net (Loss) for the Year
Ended December 31, 2000                             -            (459,129)
                                      ----------------  ------------------

  Balance December 31, 2000           $     5,909,782   $      (4,512,046)

Issuance of Shares for
  Services Rendered                           390,693                   -
Shares Issued for Cash                        281,635                   -
Shares Issued in Connection
  with Private Offering                          (698)                  -
Shares Issued to Officer                      414,000                   -
Net (Loss) for the Year
Ended December 31, 2001                             -          (2,432,638)
                                      ----------------  ------------------

                                      $     6,995,412   $      (6,944,684)

Issuance of Shares for
  Services Rendered                           184,536                   -
Shares Issued for Cash                        341,913                   -
Shares Issued in Connection
  with Private Offering                          (375)                  -
Net (Loss) for the Three
  Months  Ended March 31, 2002                      -            (260,856)
                                      ----------------  ------------------

  Balance - March 31, 2002
    (Unaudited)                       $     7,521,486   $      (7,205,540)
                                      ================  ------------------


MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS


Note  1  -  Organization

     Material Technologies, Inc. (the "Company") was organized on March 4, 1997, under the laws of the state of Delaware.

     The Company is in the development stage, as defined in FASB Statement 7, with its principal activity being research and development in the area of metal fatigue technology with the intent of future commercial application. The Company has not paid any dividends and dividends that may be paid in the future will depend on the financial requirements of the Company and other relevant factors.


Note  2  -  Summary  of  Significant  Accounting  Policies

     a.  Property  and  Equipment

          The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and for income tax reporting purposes.

     b.  Intangible  Assets

          Intangibles are amortized on the straight-line method over periods ranging from 5 to 20 years (see Note 3).

     c.  Net  Loss  Per  Share

          The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("EPS") that established standards for the computation, presentation and disclosure of earnings per share, replacing the presentation of Primary EPS with a presentation of Basic EPS.

     d.  Pervasiveness  of  Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     e)  Fair  Value  of  Financial  Instruments

          The Company estimates the fair value of its financial instruments at their current carrying amounts.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     f)  Concentration  of  Credit  Risk

          Currently, the Company's only source of income comes from its sub-contracts for Electrochemical Fatigue Sensor ("EFS") research with the United States Air Force contractors. The Company believes these contracts will continue through 2002.

     g)  Stock  Based  Compensation

          For 1998 and subsequent years, the Company has adopted FASB Statement 123 which establishes a fair value method of accounting for its stock-based compensation plans. Prior to 1998, the Company used APB Opinion 25.

     h)  Investment  in  Unconsolidated  Subsidiaries

          Investments in companies in which the Company has less than a 20% interest are carried at cost. The Company includes dividends received from those companies in other income. The Company applies dividends received in excess of the Company's proportionate share of accumulated earnings as a reduction of the cost of the investment.

     i)  Revenue  Recognition

          The  Company  recognizes  revenue  at  the time services are rendered.

     j)  Interim  Financial  Statements

          The financial statements as of March 31, 2002, and for the three-months periods ended March 31, 2001 and 2002 are unaudited. In the opinion of management, the financial statements include all adjustments consisting of normal recurring accruals necessary for a fair presentation of the Company's financial position and results of operations. Results of operations for the interim periods are not necessarily indicative of those to be achieved for full fiscal years.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

Note  3  -  Intangibles

Intangible  assets  consist  of  the  following:


                              Period  of         December  31,
                             Amortization      2000     2001
                                              ------   ------


Patent Costs                    17 Years   $ 28,494   $ 28,494
License Agreement               20 Years      6,250      6,250
     (See Note 4)
Website                         5  Years        --       5,200
                                           ---------   ---------
                                            34,744      39,944
Less Accumulated Amortization              (22,032)    (24,281)
                                           ---------   ---------

                                           $ 12,712   $ 15,663
                                           =========   =========

Amortization charged to operations for 1999, 2000, and 2001, were $1,989, $1,989, and $2,249, respectively.


Note  4  -  License  Agreement

     The Company has entered into a license agreement with the University of Pennsylvania regarding the development and marketing of the EFS. The EFS is designed to measure electrochemically the status of a structure without knowing the structure's past loading history. The Company is in the initial stage of developing the EFS.

     Under the terms of the agreement the Company issued to the University 12,500 shares of its common stock, and a 5% royalty on sales of the product. The Company valued the licensing agreement at $6,250. The license terminates upon the expiration of the underlying patents, unless sooner terminated as provided in the agreement. The Company is amortizing the license over 20 years.

     In addition to entering into the licensing agreement, the Company also agreed to sponsor the development of the EFS. Under the Sponsorship agreement, the Company agreed to reimburse the University development costs totaling approximately $200,000 that was to be paid in 18 monthly installments of $11,112.

     Under the agreement, the Company reimbursed the University $10,000 in 1996 for the cost it incurred in the prosecution and maintenance of its patents relating to the EFS.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     The Company and the University agreed to modify the terms of the licensing agreement and related obligation. The modified agreements increase the University's royalty to 7% of the sale of related products, the issuance of additional shares of the Company's Common Stock to equal 5% of the outstanding stock of the Company as of the effective date of the modified agreements, and to pay to the University 30% of any amounts raised by the Company in excess of $150,000 (excluding amounts received on government grants or contracts) up to the amount owing to the University.

     The parties agreed that the balance owed on the Sponsorship Agreement was $200,000 and commencing June 30, 1997, the balance due will accrue interest at a rate of 1.5% per month until the loan matures on December 16, 2001, when the loan balance and accrued interest become fully due and payable. In addition, under the agreement, Mr. Bernstein agreed to limit his compensation from the Company to $150,000 per year until the loan and accrued interest is fully paid. Interest charged to operations for 1999, 2000, and 2001, relating to this obligation was $43,303, $54,638, and $64,472, respectively. The balance of the note at December 31, 2000, and 2001, was $358,181 and $422.653, respectively,

     As of December 31, 2001, the Company was required to issue additional 1,404,464 shares to the University pursuant to the revised agreement. The Company is currently in discussions with the University regarding the issuance of the shares and other related matters.


Note  5  -  Property  and  Equipment

The  following  is  a  summary  of  property  and  equipment:


                                December  31,
                            2000           2001
                            -----         ------
Office Equipment          $   23,380     $  24,142
Remote Monitoring System          --            --
Manufacturing Equipment      100,067       100,067
                          -----------    -----------
                             123,447      124,209
  Less: Accumulated
     Depreciation           (120,457)    (121,501)
                          -----------    -----------
                               2,990        2,708
                          ===========    ===========


     Depreciation charged to operations was $253, $959, and $1,044, in 1999, 2000, and 2001, respectively. The useful lives of office equipment for the purpose of computing depreciation are five years. Management will commence depreciating its

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     manufacturing equipment upon the commencement of the manufacturing of its products.

     The Company's equipment has been pledged as collateral on the agreement with Advanced Technology Center (See Note 8(b)).


Note  6  -  Notes  Payable

     On May 27, 1994, the Company borrowed $25,000 from Mr. Sherman Baker, a current shareholder. The loan is evidenced by a promissory note that is assessed interest at major bank prime rate. The note matures on May 31, 2002, when principal and accrued interest become fully due and payable. The Company has pledged its patents as collateral against this loan.

     As additional consideration for the loan, the Company granted to Mr. Baker, a 1% royalty interest in the Fatigue Fuse and a 0.5% royalty interest in the Electrochemical Fatigue Sensor. The Company has not placed a value on the royalty interest granted. The balance due on this loan as of December 31, 2000, and 2001, was $53,991, and $57,237, respectively. Interest charged to operations for 1999, 2000 and 200 was $4,640, $3,245, and $3,246, respectively.

     In October 1996, the Company borrowed $25,000 from an unrelated third party. The loan was assessed interest at an annual rate of 11% and matured on October 15, 2000. In addition the Company issued warrants to the lender for the purchase of 2,500 shares of the Company's common stock at a price of $1.00 per share. The loan balance as of December 31, 2000 and 2001 was $25,527 and $25,527, respectively. Interest charged to operations on this loan in 1999, 2000, and 2001, were $2,750, $2,750, and $2,750, respectively.

     The Company did not pay any amounts due on this note when it matured on October 15, 2000, and the note is in default.


Note  7  -  Income  Taxes

     Income taxes are provided based on earnings reported for financial statement purposes pursuant to the provisions of Statement of Financial Accounting Standards No. 109 ("FASB 109").

     FASB 109 uses the asset and liability method to account for income taxes. That requires recognizing deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax basis and financial reporting basis of assets and liabilities.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize. As of December 31, 2001, the Company has unused operating loss carryforwards, which may provide future tax benefits in the amount of approximately $4,825,000 which expire in various years through 2021.

     The Company's use of its net operating losses may be restricted in future years due to the limitations pursuant to IRC Section 382 on changes in ownership.


Note  8  -  Commitments  and  Contingencies

     The  Company's  commitments  and  contingencies  are  as  follows:

a. On December 24, 1985, to provide funding for research and development related to the Fatigue Fuse, the Company entered into various agreements with the Tensiodyne 1985-I R & D Partnership. These agreements were amended on October 9, 1989, and under the revised terms, obligated the Company to pay the Partnership a royalty of 10% of future gross sales. The Company's obligation to the Partnership is limited to the capital contributed to it by its partners in the amount of approximately $912,500 and accrued interest.

b. On August 30, 1986, the Company entered into a funding agreement with the Advanced Technology Center ("ATC"), whereby ATC paid $45,000 to the Company for the purchase of a royalty of 3% of future gross sales and 6% of sublicensing revenue. The royalty is limited to the $45,000 plus an 11% annual rate of return. At December 31, 2000, and 2001, the future royalty commitment was limited to $204,639 and $227,149, respectively.

     The payment of future royalties is secured by equipment used by the Company in the development of technology as specified in the funding agreement.

c. On May 4, 1987, the Company entered into a funding agreement with ATC, whereby ATC provided $63,775 to the Company for the purchase of a royalty of 3% of future gross sales and 6% of sublicensing revenues. The agreement was amended August 28, 1987, and as amended, the royalty cannot exceed the lesser of (1) the amount of the advance plus a 26% annual rate of return or, (2) total royalties earned for a term of 17 years.

     At December 31, 2000, and 2001, the total future royalty commitments, including the accumulated 26% annual rate of return, were limited to approximately $1,369,233, and $1,725,234, respectively. If the Company

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     defaults on the agreement, then the obligation relating to this agreement becomes secured by the Company's patents, products, and accounts receivable, which may be related to technology developed with the funding.

d. In 1994, the Company issued to Variety Investments, Ltd. of Vancouver, Canada ("Variety"), and a 22.5% royalty interest on the Fatigue Fuse in consideration for the cash advances made to the Company by Variety.

     In December 1996, in exchange for the Company issuing 250,000 shares of its Common Stock to Variety, Variety reduced its royalty interest to 20%. In 1998, in exchange for the Company issuing 733,280 shares of its Common
     Stock  to  Variety,  Variety  reduced  its  royalty  interest  to  5%.

e. In 1995, the Company entered into an agreement with an unrelated third party for providing the idea of pursuing government contracts for the funding of the development of the Company's technologies, under which he would receive a number of the Company's Common Stock equal to 2.5% of the number of shares outstanding as of the date a government contract is signed, 15% of the amount of the respective government contract, and an appointment to the Company's Board of Directors. Funds due him are to be paid only when such funds become available to the Company. The Company and the third part disagree as to the amount owed and the timing of payment under the Agreement and are attempting to settle the disagreements amicably.

     Under the agreement, the Company's obligation is created on the date the government contract is signed. Under the agreement with this individual, the amounts due are to be evidenced by a promissory note bearing interest at major bank prime.

     The Agreement contains anti-dilution provisions relating to the shares to be issued that expire once $50,000 is paid. The Company's obligation to have this person as a Director expires once all amounts due are paid. The contingent amount due has been personally guaranteed by the Company's President and is secured by the Company's patents, subject to a prior lien in favor of the Company's President. The personal guarantee expires upon the individual receiving $100,000.


f. In 1999, the Company was notified that a former consultant used company materials to sell shares of the Company's stock to the public. The Consultant defrauded 25 investors out of $112,000. The Company had no knowledge of his actions. But in order to avoid potential litigation and have the ability to pursue the claims of these investors, the Company authorized issuance of up to 110,000 shares of its restricted Common Stock to these investors in exchange for the assignment of their respective claims to the Company and a release of any claims against the Company.
     During 2000, 65,028 shares of the Company's common stock were issued to these defrauded investors.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

g. As discussed in Note 6, the Company granted a 1% royalty interest in the Company's Fatigue Fuse and a .5% royalty interest in its Electrochemical Fatigue Sensor to Mr. Sherman Baker as part consideration on a $25,000 loan made by Mr. Baker to the Company.

     A summary of royalty interests that the Company has granted and are outstanding as of December 31, 2001, follows:

                                                Fatigue          Fatigue
                                                  Fuse            Sensor
                                                ------           -------

     Tensiodyne  1985-1  R&D  Partnership        --  *             --
     Advanced  Technology  Center
      Future  Gross  Sales                      6.00%*             --
      Sublicensing  Fees                         --  **            --
     Variety  Investments,  Ltd                 5.00%              --
     University  of  Pennsylvania
      Net  Sales of Licensed Products            --              7.00%
      Net  Sales  of  Services                   --              2.50%
     Sherman  Baker                             1.00%            0.50%
                                               ------           ------

                                               12.00%           10.00%
                                               ======           ======


     * Royalties limited to specific rates of return as discussed in Notes 8(a) and (b) above.

     ** The Company granted 12% royalties on sales from sublicensing. These royalties are also limited to specific rates of return as discussed in
          Note  8(b)  and  (c)  above.


h.   Operating  Leases

     The Company leases its existing office under a non-cancelable lease, which expires on May 31, 2002.

     Rental expense charged to operations for the years ended December 31, 1999, 2000, and 2001 was approximately $25,375, $23,129, and $29,468, which consisted  solely  of  minimum  rental  payments.

     In addition to rent, the Company is obligated to pay property taxes, insurance, and other related costs associated with the leased office.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     Minimum rental commitments under the noncancelable leases expire as follows:

          Year  Ended  2002                    $    11,740

i.   Straight  Documentary  Credit

     On October 10, 2001, the Company entered into an arrangement whereby Allied Boston Group will provide the Company with a Straight Documentary Credit for $12,500,000. Under the terms of the commitment, the Company will pledge sufficient shares of its common stock to equal 125% of the Straight Documentary Credit. Under the initial terms, the shares were valued at $.27 per share. If the Company's stock price goes lower, then additional shares will be pledged. If the stock price goes to a $1.00 per share, then Allied Boston is required to liquidate a sufficient number of shares to pay off the amount funded through this Straight Documentary Credit. After the amount is paid off, Allied Boston will retain 25 million shares of the Company's common stock. Any remaining shares will be returned to the Company;

     Upon funding through the Straight Documentary Credit, the Company is required to pay a Success Fee to Allied Boston in the amount of 8% of the amount funded of which 50% will be paid in cash and the remainder of the fee will be paid through the issuance of the Company's common stock to be valued at market value at the time of issuance. As long as the Documentary Credit is in force, Allied Boston will have 2 voting seats on the Company's Board. All out-of-pocket expenses pertaining to the issuance of the instrument will be borne by the Company.

     In October 2001, the Company issued 60,000,000 shares of its common stock as collateral to Allied Boston pursuant to the terms of the agreement, and in January 2002, the Company issued 40,000,000 shares as additional collateral. As indicated the selling of these shares are contingent upon the occurrence of future events. Therefore the Company treats these shares as issued but not outstanding.

j)    Litigation

1) On April 30, 2001, Stephen Beck, a former consultant filed a complaint against the Company and its President (Stephen Forest Beck vs. Robert M. Bernstein, Material Technologies, Inc. etal. Los Angeles Superior Court No. BC249547, filed April 30, 2001) alleging breach of contract a declaration of his contract rights, and fraud. The complaint all relates to a February 8, 1995, consulting agreement under which Mr. Beck was to provide assistance in the Company obtaining a government contract private funding. Mr. Beck claims that over $1.5 million in contingent consulting fees are immediately due, as Matech has obtained funding through four since 1995. In addition, he is seeking punitive damages in an unspecified amount.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     Counsel, who is representing the Company in this lawsuit, believes that the likelihood of Mr. Beck winning any compensation is poor based upon the merits of his case. Trial is set to begin on May 20, 2002.

2) On April 30, 2001, the Company filed a complaint against Mr. Beck (Material Technologies, Inc. v Stephen Forrest Beck, L.A. Superior Court No BC249495) for the recission of the consulting agreement the return of 195,542 shares of common stock issued to him pursuant to the above indicated consulting contract, and attorney's fees, interest, and the cost of the lawsuit. The case has been consolidated with the above-reference suit and also goes to trial on May 20, 2002.


Note  9  -  Investments

a) The Company owns 65,750 shares of Class A Common Stock of Tensiodyne Corporation. At December 31, 2001, there was no market for these shares and the Company valued its interest at $0.

d) During 2001, the Company abandoned its 5% interest in Antaeus Research, LLC. and charged its total investment of $33,000 to operations. Prior to its abandonment, the Company accounts for this investment under the Cost Method.


Note  10  -  Stockholders'  Equity


a.   Common  Stock

     The holders of the Company's Common Stock are entitled to one vote per share of common stock held.

b.  Class  B  Common  Stock

     The holders of the Company's Class B Common Stock are not entitled to dividends, nor are they entitled to participate in any proceeds in the event of a liquidation of the Company. However the holders are entitled to 1,000 votes for each share of Class B Common held.

c.  Class  A  Preferred  Stock

     During 1991, the Company sold to a group of 15 individuals, 2,585 shares of $100 par value preferred stock and warrants to purchase 2,000 shares of common stock for a total consideration of $258,500.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     In the Company's 1994 spin off, these shares were exchanged for 350,000 shares of the Company's Class A Convertible Preferred Stock and 300,000 shares of its Common Stock. The holders of these shares have a liquidation preference to receive out of assets of the Company, an amount equal to $.72 per one share of Class A Preferred Stock. Such amounts shall be paid upon all outstanding shares before any payment shall be made or any assets distributed to the holders of the common stock or any other stock of any other series or class ranking junior to the Shares as to dividends or assets.

     These shares are convertible to shares of the Company's common stock at a conversion price of $.72 ("initial conversion price") per share of Class A Preferred Stock that will be adjusted depending upon the occurrence of certain events. The holders of these preferred shares shall have the right to vote and cast that number of votes which the holder would have been entitled to cast had such holder converted the shares immediately prior to the record date for such vote.

     The holders of these shares shall participate in all dividends declared and paid with respect to the Common Stock to the same extent had such holder converted the shares immediately prior to the record date for such dividend.

     In 2000, a holder of 12,259 shares of preferred stock exchanged these shares for 12,259 shares of the Company's common. The 12,259 shares of preferred were subsequently cancelled.


d.     Issuances  Involving  Non-cash  Consideration

     All issuances of the Company's stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others.

     On February 4, 1999, the Company issued 175,000 shares in exchange for the cancellation of $66,667 of indebtedness due to a consultant. On March 5, 1999, the Company issued 50,000 shares to Mr. John Goodman for services rendered relating to the research and development projects. These shares were valued at $2,500. Also on March 5, 1999, the Company issued 50,000 shares to a consultant. These shares were valued at $2,500. On April 15, 1999, the Company issued 50,000 shares to a consultant. These shares were valued at $2,500. On June 9, 1999, the Company issued 2,000,000 shares to its President in exchange for canceling $100,000 of indebtedness due him. On May 27, 1999, the Company issued its director, Joel Freedman, 200,000 shares of stock from services. These shares were valued at $10,000. On June 21, 1999, the Company issued 100,000 shares to a consultant for $.35 a share payable by a non-

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     recourse, non-interest bearing promissory note payable on or before June 15, 2003 and is secured by the 100,000 shares. The shares were valued at the present value of the note of $23,541. On June 12, 1999, the Company issued 200,000 shares to an attorney for services. These shares were valued at $10,000. On July 7, 1999, the Company issued 672,205 shares to the University of Pennsylvania pursuant to the terms of the modified licensing agreement as discussed in Note 4. These shares were valued at par. On August 23, 1999, the Company issued 50,000 shares to a consultant. These shares were valued at $2,500. On September 29, 1999, the Company issued 8,000 shares for public relations services. These shares were valued at $400. On October 27, 1999, the Company issued 300,000 to its board of advisors. These shares were valued at $30,000. On November 12, 1999, the Company issued 25,000 shares to a consultant. These shares were valued at $2,500. On November 14, 1999, the Company issued 92,000 shares to Mr. John Goodman for services rendered in connection with the development of the fatigue fuse. These shares were valued at $9,200. On December 14, 1999, the Company issued 50,000 shares to a consultant. These shares were valued at $5,000. On December 21, 1999, the Company issued 20,000 shares to a consultant for public relations services. These shares were valued at $1,500. On December 21, 1999, the Company issued 10,000 shares to an individual who is on the Company's advisory board. These shares were valued at $1,000. On December 30, 1999, the Company issued 150,000 shares to a consultant. These shares were valued at $15,000.

     On January 31, 2000, the Company issued 50,000 shares of common stock to a member of its advisory board. These shares were valued at $5,000. On February 8, 2000, the Company issued 10,000 shares of common stock to a consultant who assisted in developing the Company's web site. The Company valued these shares at $1,000. On February 28, 2000, the Company issued 200,000 of common stock to a consultant for financial services. These shares were valued at $20,000. Also on February 28, 2000, the Company issued 4,500 of common stock to a public relations consultant. These shares were valued at $4,500. On March 9, 2000, the Company issued 100,000 of common stock to a consultant in cancellation of $100,000 due. On March 13, 2000, the Company issued two consultants a total of 75,000 shares of common stock for services relating to the development of the fatigue fuseThese shares were valued at $7,500. On March 21, 2000, the Company's President returned to the Company 40,000 shares of Common stock in exchange for receiving 40,000 shares of Class B common stock. On March 29, 2000, the Company issued 50,000 shares of common stock to a consultant for financial services. These shares were valued at $10,000. On April 11, 2000, the Company issued 15,000 shares of common stock to consultant relating to the operations of the Company joint venture. These shares were valued at $3,000. On April 11, 2000, the Company issued 25,000 shares of common stock for advisory services. These shares were valued at $5,000. On April 28, 2000, the Company issued 30,000 shares of common stock for advisory services. These shares were valued at $12,000. On May 4, 2000, the Company issued 12,529 shares of its common stock in

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     exchange for 12,529 shares of its preferred stock. The preferred shares were subsequently cancelled. On May 25, 2000, the Company issued its President 4,650,000 shares its common stock in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. On the same day, the Company issued 350,000 shares its common stock to a Director in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both notes mature on May 25, 2005, when the principal and accrued interest becomes fully due and payable. On July 13, 2000, the Company issued 40,000 shares of its common stock for legal services. These shares were valued at $10,000. On October 27, 2000, the Company issued 4,183,675 to its President for futures services to be rendered pursuant to a stock grant and escrow agreement. As discussed further in Note 11, these shares are held in escrow, subject to substantial restrictions and the actual shares that may vest to the President could be substantially less then the number of shares placed in escrow. These shares were valued at par. On November 14, 2000, pursuant to the stock grant and escrow agreement, the President returned 400,000 shares of common stock to the Company that were subsequently cancelled. On the same day, 400,000 shares were issued in exchange for $22,490. On December 19, 2000, the Company issued 200,000 shares of its common stock to a consultant. These shares were valued at $10,000. During January and February 2000, the Company issued 65,028 shares of its common stock to investors who were defrauded by a former consultant of the Company. These shares were valued at par. In February 2000, the Company received $251,798 from the proceeds from the sale of shares of DCH Technologies, Inc. These shares were placed in a brokerage account in 1998 by a shareholder of the Company on the Company's behalf. The Company had no access to the account. Due to the restrictive covenants of the brokerage account, the Company did not reflect the transaction on its financial statements prior to 2000, when the shares were sold. The Company credited the proceeds to additional paid-in capital.


     On January 9, 2001, the Company issued 100,000 shares of its common stock to a member of the Company's advisory board for consulting services. These shares were valued at $5,000. Also on January 9, 2001, the Company issued 50,000 shares of its common stock to a consultant for services rendered. These shares were valued at $2,500. On January 10, 2001, the Company issued 100,000 shares each to two employees pertaining to services rendered on the Company's research project. These shares were valued at $10,000. On January 11, 2001, the Company issued 100,000 shares of its common stock to an attorney for legal services. These shares were valued at $10,000. On March 6, 2001, the Company issued its President 6,000,000 shares of common stock for services rendered. These shares were valued at $420,000. On April 6, 2001, the Company issued a consultant 200,000 shares of its common stock for services rendered. These shares were valued at $10,000. On April 17, 2001, the Company issued a consultant 250,000 shares of its common stock for services rendered. These shares were valued at $12,500. On April 20, 2001, the Company issued to two consultant 50,000 shares each of its common stock for marketing

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     services rendered. These shares were valued at $5,000. On May 3, 2001, the Company issued to one of employees 100,000 shares of its common stock for services rendered on the Company's research project. These shares were valued at $5,000. Also May 3, 2001, the Company issued a consultant 100,000 shares of its common stock for services rendered. These shares were valued at $5,000. On June 8, 2001, the Company issued a consultant 1,000,000 shares of its common stock for past marketing services rendered. These shares were valued at $50,000. On June 12, 2001, the Company issued its Executive assistant 25,000 shares of its common stock for services rendered. These shares were valued at $1,250. On July 5, 2001, the Company issued an attorney 50,000 shares of its common stock for legal services rendered. These shares were valued at $10,000. On July 26, 2001, the Company issued a consultant 200,000 shares of its common stock for services rendered. These shares were valued at $9,100. On August 6, 2001, the Company issued a consultant 125,000 shares of its common stock for services rendered. These shares were valued at $8,125. On August 9, 2001, the Company issued an attorney 265,000 shares of its common stock for services rendered. These shares were valued at $26,500. On August 29, 2001, the Company issued 50,000 shares of its common stock to one consultant and 300,000 shares of its common stock to another consultant for services rendered. These shares were valued at $22,750. On September 6, 2001, the Company issued a consultant 37,500 shares of its common stock for services rendered. These shares were valued at $2,438. On September 14, 2001, the Company issued a consultant 50,000 shares of its common stock for services rendered. These shares were valued at $3,250. On September 19, 2001, the Company issued a consultant 125,000 shares of its common stock for services rendered. These shares were valued at $8,125. On October 8, 2001, the Company issued to two of its employees 300,000 shares of its common stock each for services rendered in connection with the Company research project. These shares were valued at $39,000. On October 16, 2001, the Company issued a consultant 50,000 shares of its common stock for services rendered. These shares were valued at $1,853. On October 18,, 2001, the Company issued its Executive assistant 20,000 shares of its common stock for services rendered. These shares were valued at $1,300. On October 23, 2001, the Company issued an attorney 150,000 shares of its common stock for services rendered. These shares were valued at $15,000. On October 25, 2001, the Company issued 697,853 as additional fees pertaining to its Regulation S offering. These shares were valued at $48,850. On November 6, 2001, the Company issued an attorney 350,000 shares of its common stock for legal services rendered. These shares were valued at $35,000. On November 14, 2001, the Company issued a consultant 150,000 shares of its common stock for services rendered. These shares were valued at $9,750. On November 17, 2001, the Company issued to the same consultant 107,500 shares of its common stock for services rendered. These shares were valued at $6,988. On December 20, 2001, the Company issued to three consultants a total of 530,000 shares of its common stock for services rendered. These shares were valued at $34,450.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

Note  11  -  Transactions  with  Management


a. During 1993, Mr. Bernstein exercised warrants to purchase 6,000 shares of the Company's common stock. Pursuant to the resolution on April 12, 1993, adjusting the per share amount from $10.00 to $2.50, Mr. Bernstein paid $60 and executed a five year non-interest bearing note to the Company for $14,940. The Note is non-recourse and the only security pledged for the obligation is the stock purchased. The promissory note was extended to the year 2003.

b. In 1999, the Company issued 2,000,000 shares of its Common Stock in exchange for the cancellation of $100,000 of indebtedness owed its President.

c. During 2000, the President advanced the Company $8,000 and received $39,500 from the Company. The outstanding amount due from the President as of December 31, 2000 is $22,052. The amount of interest credited to operations for 2000 totaled $822.

     As of December 31, 2000, the Company accrued $40,000 of unpaid compensation owed its President.

d. On May 25, 2000, the Company issued its President 4,650,000 shares its common stock in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. On the same day, the Company issued 350,000 shares its common stock to a Director in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both notes mature on May 25, 2005, when the principal and accrued interest becomes fully due and payable. At the date of issuance, the shares were valued by the Company at $.40 per share.

e. On October 27, 2000, the Company issued 4,183,675 shares to its President for future compensation pursuant to a Stock Escrow/Grant Agreement. Under the terms of the agreement, the President is required to hold these shares in escrow. While in escrow, the President cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other change in shares. Any additional shares issued to the President by reason of the ownership of the 4,183,675 shares will also be escrowed under the same terms of the agreement.

     Upon the exercise by certain holders of Company options or warrants or upon the need by the Company, in the sole discretion of the Board, to issue common stock to certain individuals or entities, the number of shares required for issuance to these holders will be returned from escrow by the President thereby reducing the number of shares he holds. The shares held in escrow are non-transferable and will be granted to the Company's President only upon the exercise or expiration of all of the options and warrants, the direction of the Board, in its sole discretion, or the mutual agreement by

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     the President and the Board of Directors to terminate the agreement. The Company valued these shares at par. Upon the actual grant of the remaining shares to the President, the shares issued will be valued its market value when issued and charged to operations as compensation. As of December 31, 2001, 400,000 of these shares were issued to a unrelated third part


f. On February 19, 2001, the Company issued its President 6,000,000 shares of common stock for services rendered. These shares were valued at $420,000.

g. In June 2001, the Company's Board of Directors authorized the reduction in the amount owed by the President and a Director on non-recourse promissory notes referred to in footnote (d) above to $460,350 and $34,650, respectively. The reduction was due to the substantial reduction in the market value of the Company's stock. The $1,500,000 reduction was charged to general and administrative expenses.

h. During 2001, the President advanced the Company $42,000 and received $53,300 from the Company. The outstanding amount due from the President as of December 31, 2001 is $35,880. The amount of interest credited to operations for 2001 totaled $3,327.

     For 2001, the Company accrued $30,000 of unpaid compensation owed its President.


Note  12  -  Stock-Based  Compensation  Plans

a In 1996, the Company adopted the 1996 Stock Option Plan and reserved 1,700,000 shares of Common Stock for distribution under the Plan. Eligible Plan participants include employees, advisors, consultants, and officers who provide services to the Company. A Committee appointed by the Company's Board of Directors determines the option price and the number of shares subject to each option granted. In the case of Incentive Stock Options granted to an optionee who owns more than 10% of the Company's outstanding stock, the option price shall be at least 110% of the fair market value of a share of common stock at date of grant. In 2000, the Company increased the number of reserved shares to 6,800,000.

     In 1998, the Company granted options to acquire 900,000 shares of which 500,000 shares were exercised for $125,000. In addition, under the Plan, the Company issued additional 50,000 shares for consulting services. The Company charged the fair value of the 50,000 shares of $5,000 to operations.

     In 1999, the Company granted options to acquire 775,000 shares of Common Stock through the Plan. The Company did not issue any shares in 1999 under the Plan.

b.   In  1998,  the  Company  adopted  the  1998 Stock Plan and reserved 800,000

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     shares of Common Stock for distribution under the plan. The Plan was adopted to provide a means by which the Company could compensate key employees, advisors, and consultants by issuing them stock in exchange for services and thereby conserve the Company's cash resources. A Committee of the Board of Directors determines the value of the services rendered and the related number of shares to be issued through the Plan for these services. In 2000, the Company increased the number of reserved shares to 6,800,000.

     In 1998, the Company issued 310,000 shares of Common Stock through the plan in exchange for consulting services. The Company valued these shares at $31,000, the fair value of the services rendered.

     In February 2002, the Company adopted the 2002 Stock Issuance/Stock Plan, and reserved 20,000,000 shares of its common stock for distribution under the Plan. Eligible Plan participants include employees, advisors, consultants, and officers who provide services to the Company. The option price shall be 100% of the fair market value of a share of common stock at either, a) date of grant or such other day as the as the Board may determine. Options issued under this plan expire 5 years from date of grant.


The  following  is  summary  of  the  1996  and  1998  Stock  option  plans:

MATERIAL  TECHNOLOGIES,  INC.
(A  Development  Stage  Company)
NOTES  TO  FINANCIAL  STATEMENTS

                         1996  Stock  Option  Plan     1998  Stock  Option  Plan     1998  Stock  Plan
                         -------------------------    --------------------------   ----------------------
                                         Weighted                      Weighted                 Weighted
                                          Average                      Average                  Average
                          Number  of     Exercise       Number  of     Exercise     Number of   Exercise
                            Shares        Price            Shares        Price        Shares     Price

Outstanding  Dec 31, 1998        -       $    -          350,000.00     $    -            -     $     -
                          ===========  ============    ==============  =========   ===========  =========
Granted                          -       $    -          750,000.00     $  0.25           -     $     -
Exercised                        -       $    -          100,000.00     $  0.35           -     $     -
Forfeited                   -       $    -                   -     $     -                 $     -
                          -----------  ------------    --------------  ---------    ----------  ---------

Outstanding  Dec  31, 1999       -       S    -        1,000,000.00     $     -      $     -    $     -
                          ===========  ============    ==============  =========    ==========  =========

Granted                          -      S     -                   -     $     -     6,800,000   $     -
Exercised                        -      $     -           50,000,00     $   0.25    5,894,500   $     0.41
Forfeited                   -      $     -                   -     $      -                $     -
                          -----------  ------------    --------------  ---------    ----------  ---------

Outstanding  Dec  31,  2000      -      $     -          950,000.00     $     -    $905,500.00  $     -
                          ===========  ============    ==============  =========    ==========  =========

Granted                          -      $     -                   -     $                        $
Exercised                        -      $     -          950,000.00     $  0.10        905,500   $    0.10
Forfeited                   -      $     -                   -     S     -                  $
                          -----------  ------------    --------------  ---------    ----------  ---------

Outstanding  Dec 31, 2000        -      $     -                   -     $     -      $       -   $      -
                          ===========  ============    ==============  =========    ==========  =========

Weighted  Average  Fair  Value  of  Options  Granted
During  1999                                                            $  0.00
                                                                       =========
Weighted  Average  Fair  Value  of  Options  Granted
During  2000                                                            $  0.00
                                                                       =========
Weighted  Average  Fair  Value  of  Options  Granted
During  2001                                                            $  0.00
                                                                       =========

================================================================================

            TABLE  OF  CONTENTS

                                       Page      MATERIAL  TECHNOLOGIES,  INC.
                                     --------
Prospectus  Summary                     2
Risk  Factors                           4      8,632,301 Shares of Common Stock
Cautionary  Note  Regarding  Forward-
  Looking  Statements                   5
Use  Of  Proceeds                       6
Dividend  Policy                        6               PROSPECTUS
Dilution                                6
Selected  Financial  Data               6
Management's  Discussion  And  Analysis
  Of  Financial  Condition  And  Results
  Of  Operations                        6        Dated  August  ___,  2002
Business                                9
Management                             13
Certain  Transactions                  17
Principal  Shareholders                18
Selling  Shareholders                  19
Description  Of  Securities            24
Plan  of  Distribution  for  Selling
  Shareholder                          24
Legal  Matters                         26
Experts                                26
Index  To  Financial  Statements       F-1


UNTIL  AUGUST  ___,  2002,  25  DAYS  AFTER  THE
DATE  OF  THIS  PROSPECTUS,  ALL  DEALERS  THAT
BUY,  SELL  OR  TRADE  THE  SHARES,  WHETHER  OR  NOT
PARTICIPATING  IN  THIS  OFFERING,  MAYBE
REQUIRED  TO  DELIVER  A  PROSPECTUS.  THIS
DELIVERY  REQUIREMENT  IS  IN  ADDITION  TO  THE
OBLIGATIONS  OF  DEALERS  TO  DELIVER  A
PROSPECTUS  WHEN  ACTING  AS  UNDERWRITERS.

================================================================================

                                    PART  II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     In accordance with Delaware General Corporation Law, we have included a provision in our Certificate of Incorporation to limit the personal liability of our directors for violations of fiduciary duties. The provision serves to eliminate such directors' liability to us or our stockholders for monetary damages, except for (i) any breach of the director's duty of loyalty to us or our stockholders, (ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) any transaction from which a director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 being permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the United Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     Filing  fee  under  the  Securities  Act  of  1933              $     37.75
     Printing  and Engraving  (1)                                    $    500.00
     Blue  Sky Fees (1)                                              $  1,000.00
     Auditing  Fees (1)                                              $  2,500.00
     Legal  Fees (1)                                                 $  5,000.00
     Miscellaneous  (1)                                              $  2,000.00
                                                                    -----------
     TOTAL                                                           $ 10,537.50

(1)  Estimates

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

     At various times during the previous three fiscal years, we issued common stock to various persons that were exempt from registration relying on Section 4(2) of the Securities Act of 1933. Each and every such person has been associated with us in some way, is sophisticated, and is familiar with our business and our financial position.

     On January 14, 1999, we authorized the issuance of a warrant to purchase 2,500 shares of our common stock for $1.00 per share to one of our long time investors in exchange for exchanging a promissory note due to be paid for a new note.

     On February 4, 1999, we authorized the issuance to a consultant whom we owed $66,666, 175,000 shares of common stock and a common stock purchase warrant to purchase an additional 175,000 shares of common stock at $2.50 per share with an expiration date of February 1, 2002 in exchange for canceling the debt.

     On March 5, 1999, we authorized the issuance of 50,000 shares of common stock to John Goodman, a director, for services rendered to us.

     On March 5, 1999, we authorized the issuance of 50,000 shares of common stock to a consultant for services rendered to the us.

     On May 27, 1999, we authorized the issuance of 200,000 shares of common stock to Joel Freedman, a director, for services rendered to us.

     On June 9, 1999, we authorized the issuance of 2,000,000 shares of common Stock to Robert M. Bernstein, our chief executive officer and president, and controlling shareholder, priced at $.05 per share in exchange for cancellation of $100,000 of cash advances he made to us.

     On June 12, 1999, we authorized the issuance of 200,000 shares of common stock to C. Timothy Smoot, our legal counsel, for services rendered.

     On June 21, 1999, we authorized the issuance of 100,000 shares of common stock to a consultant valued at $.35 per share, payable by a non-recourse, non-interest bearing promissory note payable on or before June 15, 2003 and secured by the 100,000 shares of common stock.

     On July 2, 1999, we authorized the issuance of 25,000 shares of common stock to Alex Adelson, a consultant and advisory board member, or his designees, and stock options for 675,000 additional shares of common stock with an exercise price of $.25 per share.

     On July 7, 1999, we authorized the issuance of 672,205 shares of common stock to the University of Pennsylvania in accordance with our agreement with the University, licensing rights to the EFS.

     On August 23, 1999, we authorized the issuance of 50,000 shares of common stock to a consultant for services rendered us.

     On September 29, 1999, we authorized the issuance of 8,000 shares of common stock to a consultant for public relations services.

     On September 30, 1999, we authorized the grant of options to purchase 200,000 shares of common stock, at $.60 per share, to a consultant for services rendered to us.

     On October 11, 1999, we authorized the issuance of 333,333 shares of common stock to a private investor for $.45 per share.

     On October 27, 1999, we authorized the issuance of a total 300,000 shares of common stock to seven members of our advisory board. No one member received more than 50,000 shares.

     On November 10, 1999, we authorized the issuance of 10,000 shares of common stock to another member of our advisory board.

     On November 15, 1999, we authorized the issuance of 4,500 shares of common stock to a consultant for services rendered to us.

     On November 22, 1999, we canceled two warrants to purchase a total of 2,000,000 shares of common stock at $.10 per share with an expiration date of June 30, 2002, that were originally authorized on June 25, 1998 at $.50 per share. Robert M. Bernstein, our chief executive officer and president held one warrant to purchase 1,800,000 shares and Joel Freedman, a director, held the other warrant to purchase 200,000 shares.

     On November 22, 1999, we authorized the issuance of 92,000 shares of common stock to John Goodman, one of our directors and an engineer, and 50,000 shares to a consultant, both for services rendered to us.

     On December 17, 1999, we authorized the issuance of 15,500 shares of common stock to a consultant for services rendered to us.

     On December 31, 1999, we authorized the issuance of 150,000 shares of common stock to a consultant for services rendered to the Corporation.

     On January 12, 2000, the Board authorized the issuance of up to 110,000 shares of common stock to a group of approximately 22 investors who were defrauded by a former consultant to us in exchange for an assignment of their claims to us and a release of all claims against us. During January, February, and August 2000, we issued 65,028 shares of our common stock to these investors in exchange for an assignment and release of claims.

     On January 27, 2000, we issued 40,000 shares of our Class B common stock to Robert M. Bernstein in exchange for 40,000 shares of common stock. Mr. Bernstein, therefore, owns 100,000 shares of Class B common stock that has 1,000 votes per share. Therefore, Mr. Bernstein's Class B common stock has 100,000,000 votes and gives him effective control of the Company.

     On January 31, 2000, we issued 50,000 shares of common stock to David Haberman, a new member of the advisory board.

     On February 8, 2000, we issued 10,000 shares of common stock to a consultant for services.

     On February 28, 2000, we issued 200,000 of common stock to a consultant for financial services. Also on February 28, 2000, we issued 4,500 of common stock to a public relations consultant.

     On March 9, 2000, we issued 100,000 of common stock to a consultant in cancellation of $100,000 due.

     On March 13, 2000, we issued two consultants a total of 75,000 shares of common stock for services relating to the development of our Fatigue Fuse.

     On March 29, 2000, we issued 50,000 shares of common stock to a consultant for services.

     On  April 11, 2000, we issued 15,000 shares of common stock to a consultant
relating  to  the  operations  of  a   joint  venture.

     On April 11, 2000, we issued 25,000 shares of common stock for advisory services.

     On April 12, 2000, we filed a registration statement to increase the number of shares of common stock that may be issued under our 1998 Stock Plan from 1,800,000 to 6,800,000 shares of common stock.

     On April 28, 2000, we issued 30,000 shares of common stock for advisory services.

     On May 25, 2000, we issued to our President, Robert M. Bernstein, 4,650,000 shares of common stock in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. On the same day, we issued 350,000 shares of our common stock to a Director in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both notes mature on May 25, 2005, when the principal and accrued interest are due and payable.

     On July 13, 2000, we issued 40,000 shares of common stock for legal services.

     On October 27, 2000, we issued 4,183,675 shares to our President, Robert M. Bernstein, for future compensation pursuant to a Stock Escrow/Grant Agreement. Under the terms of the agreement, Mr. Bernstein is required to hold these shares in escrow. While in escrow, he cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other change in shares. Any additional shares issued to Mr. Bernstein by reason of the ownership of the 4,183,675 shares will also be escrowed under the same terms of the agreement.

     On November 14, 2000, we issued 400,000 shares of common stock to one of our stockholders in exchange for $22,490.

     On December 13, 2000, we issued 250,000 shares of our common stock to an individual to settle a lawsuit brought against us.

     On December 19, 2000, we issued 200,000 shares of our common stock to a consultant.

     On January 8, 2001, we issued 50,000 shares of our common stock to a consultant for technical services rendered.

     On  January  8,  2001,  we issued 100,000 shares of our common stock to Dr.
Campbell  Laird,  an  advisory  board  member,  for  services  rendered.

     On January 9, 2001, we issued 100,000 shares of our common stock to William Berks, an officer and part-time employee, for engineering and other services rendered.

     On January 9, 2001,we issued 100,000 shares of our common stock to John Goodman, a director and part-time employee, for engineering and other services rendered.

     On February 19, 2001, we issued 6,000,000 shares of our common stock to Mr. Bernstein for past compensation due. Approximately 1,500,000 of these shares are subject to an option that Mr. Bernstein granted to a group of investors in July 1998 in connection with the settlement of a lawsuit between these investors, the Company, and Mr. Bernstein. See, Notes 10e, 11, 12, and 13 of the Financial Statements

ITEM  27.  EXHIBITS

a.     Index  of  Exhibits

Exhibit  No.               Description  of  Document
------------               -------------------------

3(i)          Certificate  of  Incorporation  of  Material  Technologies,  Inc.

              Certificate  of  Amendment,  February  16,  2000(1)

              Certificate  of  Amendment,  July  12,  2000(2)

              Certificate  of  Amendment,  July  19,  2000(4)

              Certificate  of  Amendment,  July  31,  2000(2)

              Certificate  of  Amendment,  October  16,  2001(4)

3(ii)         Bylaws  of  Material  Technologies,  Inc.(1)

4.1           Class  A  Convertible  Preferred  Stock
              Certificate  of  Designations(1)

4.2           Class  B  Convertible  Preferred  Stock
              Certificate  of  Designations(1)

4.3           Material  Technologies,  Inc.  Stock  Escrow/Grant(2)

5.0           Opinion of Legal Counsel (Exhibit 23.0 Included)(4)

10.1 License Agreement Between Tensiodyne Corporation and the Trustees of the University of Pennsylvania(1)

10.2 Sponsored Research Agreement between Tensiodyne Corporation and the Trustees of the University of Pennsylvania(1)

10.3 Amendment 1 to License Agreement Between Tensiodyne Scientific Corporation and the Trustees of the University of Pennsylvania(1)

10.4 Repayment Agreement Between Tensiodyne Scientific Corporation and the Trustees of the University of Pennsylvania(1)

10.5 Teaming Agreement Between Tensiodyne Scientific Corporation and Southwest Research Institute(1)

10.6 Letter Agreement between Tensiodyne Scientific Corporation, Robert M. Bernstein, and Stephen Forrest Beck and Handwritten modification(1)

10.7 Agreement Between Tensiodyne Corporation and Tensiodyne 1985-1 R&D Partnership(3)

10.8 Amendment to Agreement Between Material Technologies, Inc. and Tensiodyne 1985-1 R&D Partnership(3)

10.9 Agreement Between Advanced Technology Center of Southeastern Pennsylvania and Material Technology, Inc.(3)

10.10 Addendum to Agreement Between Advanced Technology Center of Southeastern Pennsylvania and Material Technologies, Inc.(3)

10.11 Agreement Between Allied Boston International, Inc. and Material Technologies, Inc.(4)

Securities Subscription Agreement dated June 27, 2002 between the
Registrant and Gregory Bartko, Esq.(2)

23.0          Consent of Gregory Bartko, Esq. (Incorporated into Exhibit 5.0)(4)


23.1          Consent  of  Jonathan  P.  Reuben,  Certified  Public
              Accountant(4)

______________________________________

     1. Previously filed in connection with S-1 Registration Statement which became effective on July 31, 1997.

     2.   Previously  filed.

     3. Previously filed in connection with S-1 Registration Statement which became effective on January 19, 1996.

     4.   Filed  herein.

ITEM  28.  UNDERTAKINGS.

     (a)  The  undersigned  small  business  issuer  hereby  undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) include any material or changed information in the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, as amended (the "Act"), treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

            (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) To provide to the underwriter at the Closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned small business issuer hereby undertakes that it will:

          (1) For purposes of determining any liability under the Act that the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time the Commission declared it effective.

            (2) For the purpose of determining any liability under the Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the city of Los Angeles, State of California, on the 8th day of August, 2002.


                                         MATERIAL  TECHNOLOGIES,  INC.


                                        -------------------------------
                                         Robert  M.  Bernstein,  Chairman  of
                                         the  Board  of  Directors,  Chief
                                         Executive  Officer  and  President

     Each person whose signature appears below hereby constitutes and appoints, Robert M. Bernstein, his or her true and lawful attorneys-in-fact with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign a new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 8th day of August, 2002, in the capacities indicated.



__________________________________
By:  Robert  M.  Bernstein,  President,
     Director,  Chief  Executive  Officer,
     Chief  Financial  Officer,  and
     Principal  Accounting  Officer


__________________________________
By:  Joel  Freedman,  Secretary
     and  Director


__________________________________
By:  John  Goodman,  Director

                                LIST OF EXHIBITS
                                ----------------


ExhiBIT  NO.               DESCRIPTION  OF  DOCUMENT
------------               -------------------------

3(i)          Certificate  of  Incorporation  of  Material  Technologies,  Inc.

              Certificate  of  Amendment,  February  16,  2000(1)

              Certificate  of  Amendment,  July  12,  2000(2)

              Certificate  of  Amendment,  July  19,  2000(4)

              Certificate  of  Amendment,  July  31,  2000(2)

              Certificate  of  Amendment,  October  16,  2001(4)

3(ii)         Bylaws  of  Material  Technologies,  Inc.(1)

4.1           Class  A  Convertible  Preferred  Stock
              Certificate  of  Designations(1)

4.2           Class  B  Convertible  Preferred  Stock
              Certificate  of  Designations(1)

4.3           Material  Technologies,  Inc.  Stock  Escrow/Grant(2)

5.0           Opinion of Legal Counsel (Exhibit 23.0 Included)(4)

10.1 License Agreement Between Tensiodyne Corporation and the Trustees of the University of Pennsylvania(1)

10.2 Sponsored Research Agreement between Tensiodyne Corporation and the Trustees of the University of Pennsylvania(1)

10.3 Amendment 1 to License Agreement Between Tensiodyne Scientific Corporation and the Trustees of the University of Pennsylvania(1)

10.4 Repayment Agreement Between Tensiodyne Scientific Corporation and the Trustees of the University of Pennsylvania(1)

10.5 Teaming Agreement Between Tensiodyne Scientific Corporation and Southwest Research Institute(1)

10.6 Letter Agreement between Tensiodyne Scientific Corporation, Robert M. Bernstein, and Stephen Forrest Beck and Handwritten modification(1)

10.7 Agreement Between Tensiodyne Corporation and Tensiodyne 1985-1 R&D Partnership(3)

10.8 Amendment to Agreement Between Material Technologies, Inc. and Tensiodyne 1985-1 R&D Partnership(3)

10.9 Agreement Between Advanced Technology Center of Southeastern Pennsylvania and Material Technology, Inc.(3)

10.10 Addendum to Agreement Between Advanced Technology Center of Southeastern Pennsylvania and Material Technologies, Inc.(3)

10.11 Agreement Between Allied Boston International, Inc. and Material Technologies, Inc.(4)

Securities Subscription Agreement dated June 27, 2002 between the
Registrant and Gregory Bartko, Esq.(2)

Consent of Gregory Bartko, Esq. (Incorporated into Exhibit 5.0)(4)


23.1          Consent  of  Jonathan  P.  Reuben,  Certified  Public
              Accountant(4)



______________________________________

     1. Previously filed in connection with S-1 Registration Statement which became effective on July 31, 1997.

     2.   Previously  filed.

     3. Previously filed in connection with S-1 Registration Statement which became effective on January 19, 1996.

     4.   Filed  herein.